UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
QUIDELORTHO CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2023 Annual Meeting of Stockholders
and Proxy Statement

QUIDELORTHO CORPORATION
9975 Summers Ridge Road
San Diego, California 92121
(858) 552-1100
April 5, 2023
To the Stockholders of QuidelOrtho Corporation (“QuidelOrtho”):
I am pleased to invite you to attend QuidelOrtho’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) that will be held on Tuesday, May 16, 2023, at 8:30 a.m., Pacific Time. The Annual Meeting will be a virtual meeting, conducted via live audio webcast.
At the Annual Meeting, you will be asked to consider and vote upon: (1) the election of the 12 directors named in the Proxy Statement to serve for a one-year term until the 2024 annual meeting of stockholders; (2) on an advisory basis, approval of the compensation of QuidelOrtho’s Named Executive Officers; (3) on an advisory basis, the frequency of future advisory votes on the compensation of QuidelOrtho’s Named Executive Officers; (4) the ratification of the selection of Ernst & Young LLP as QuidelOrtho’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and (5) such other business as may properly be presented at the Annual Meeting or any adjournments or postponements thereof.
You will be able to attend the Annual Meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/QDEL2023. To participate in the Annual Meeting, you must have your control number. You will not be able to attend the Annual Meeting in person. The Annual Meeting will be virtual only.
Enclosed are the Notice of the Annual Meeting and the Proxy Statement. Our Annual Report on Form 10-K, along with our other proxy materials, are available at www.proxyvote.com.
It is important that your shares be represented and voted at our Annual Meeting. You may vote your shares via the Internet, or, if you requested printed copies of the proxy materials, by telephone or by completing and returning the proxy card or voting instruction form provided with the printed proxy materials.
Our Board of Directors, officers and I look forward to seeing you virtually at our Annual Meeting.

Sincerely yours,

Douglas C. Bryant
President and Chief Executive Officer
QUIDELORTHO CORPORATION

QUIDELORTHO CORPORATION
9975 Summers Ridge Road
San Diego, California 92121
(858) 552-1100
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 16, 2023

To the Stockholders of QuidelOrtho Corporation (“QuidelOrtho” and collectively with its subsidiaries, the “Company,” “we,” “our” and “us”):
QuidelOrtho’s 2023 Annual Meeting of Stockholders (together with any adjournments or postponements thereof, the “Annual Meeting”) will be held on Tuesday, May 16, 2023, at 8:30 a.m., Pacific Time.

PLACE		The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/QDEL2023
ITEMS OF BUSINESS	1.	Proposal to elect the 12 directors named in the Proxy Statement to serve for a one-year term until the 2024 annual meeting of stockholders or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal (the “Election of Directors Proposal”)
	2.	Proposal to approve, on an advisory basis, the compensation of QuidelOrtho’s Named Executive Officers (the “Say-on-Pay Proposal”)
	3.	Proposal to conduct an advisory vote on the frequency of future advisory votes on the compensation of QuidelOrtho’s Named Executive Officers (the “Say-on-Frequency Proposal”)
4.	Proposal to ratify the selection of Ernst & Young LLP (“Ernst & Young”) as QuidelOrtho’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (the “External Auditor Proposal”)

WHO CAN VOTE
QuidelOrtho’s Board of Directors (the “Board”) has fixed the close of business on March 20, 2023 as the record date (the “Record Date”) for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can submit a proxy to vote your shares electronically via the Internet, or, if you requested printed copies of the proxy materials, by telephone or by completing and returning the proxy card or voting instruction card. Voting instructions are included in your proxy materials and are summarized in the Proxy Statement. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee on how to vote your shares. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement or by voting your shares virtually at the Annual Meeting. Virtual attendance by stockholders at the Annual Meeting will constitute presence in person and such virtual attendance and valid proxies will be counted for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting.

Your proxy is being solicited by the Board. The Proxy Statement describes the proposals listed above in more detail. Please refer to the Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

The Board recommends that stockholders vote:

1.	“FOR” the Election of Directors Proposal;
2.	“FOR” the Say-on-Pay Proposal;
3.	“ONE YEAR” on the Say-on-Frequency Proposal; and
4.	“FOR” the External Auditor Proposal.
The Notice of Internet Availability of Proxy Materials (the “Notice of Materials”) and related proxy materials were first made available to stockholders on or about April 5, 2023. We encourage you to access and review all of the important information contained in the proxy materials before the Annual Meeting, which can be found at www.proxyvote.com. If you received the Notice of Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, including our Annual Report on Form 10-K for the year ended January 1, 2023 (the “Annual Report”), you may request a printed copy of our proxy materials, free of charge, by any of the following methods:
a.Via the Internet at www.proxyvote.com;
b.Via telephone at 1-800-579-1639; or
c.Via email at sendmaterial@proxyvote.com.
Requests for a printed copy of our proxy materials should be made by May 2, 2023 to facilitate timely delivery.
Stockholders are invited to attend the Annual Meeting virtually. Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to submit a proxy to vote via the Internet, by telephone or by completing and returning the proxy card or voting instruction card to ensure that your shares are represented at the Annual Meeting. If you attend the Annual Meeting virtually, you may vote your shares during the meeting, or change your vote or revoke your proxy at any time before the final vote at the Annual Meeting. Your last submitted vote is the one that will be counted. Specific voting instructions are summarized in the Proxy Statement and are included in the proxy materials provided to you.

By order of the Board of Directors,

Douglas C. Bryant
President and Chief Executive Officer
QUIDELORTHO CORPORATION

San Diego, California
April 5, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 16, 2023
The Notice of the Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

Forward-Looking Statements	63
Website References	64
Use of Trademarks	64
Other Business	64
APPENDIX A - RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	A-1

SUMMARY PROXY INFORMATION
This summary highlights information described in more detail in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should review this entire Proxy Statement carefully before voting.
ANNUAL MEETING

Time and Date:	8:30 a.m. (Pacific Time), May 16, 2023	Record Date:	March 20, 2023

Place:	Virtually online at www.virtualshareholdermeeting.com/QDEL2023	Voting:	Stockholders as of record date are entitled to one vote per share

PROPOSALS AND VOTING RECOMMENDATIONS

Proposal	Board Recommendation	Page Reference
Proposal No. 1 - Election of 12 Directors	FOR All Nominees	4
Proposal No. 2 - Advisory (Non-binding) Vote on Executive Compensation	FOR	60
Proposal No. 3 - Advisory (Non-binding) Vote on the Frequency of Future Advisory Votes on Executive Compensation	ONE YEAR	61
Proposal No. 4 - Ratification of Ernst & Young as the Independent Auditor for 2023	FOR	62
(i)

DIRECTOR NOMINEES
We are seeking your vote FOR all of the directors below:

Name	Age	Director Since	Principal Occupation
Douglas C. Bryant	65	2009	President and Chief Executive Officer of QuidelOrtho Corporation
Kenneth F. Buechler, Ph.D., Chair	69	2007	Founder and former President and Chief Scientific Officer of Biosite, Inc.
Evelyn S. Dilsaver	67	2022	Former President and Chief Executive Officer of Charles Schwab Investment Management
Edward L. Michael	66	2018	Managing Partner and Co-Founder of LionBird Ventures and former Executive Vice President of Diagnostics Products at Abbott Laboratories
Mary Lake Polan, M.D., Ph.D., M.P.H.	79	1993	Professor of Clinical Obstetrics, Gynecology and Reproductive Sciences, Yale University School of Medicine
Ann D. Rhoads	57	2020	Former Chief Financial Officer of Forty Seven, Inc.
Robert R. Schmidt	40	2022	Managing Director of The Carlyle Group
Christopher M. Smith	60	2022	Chief Executive Officer of Neogenomics, Inc. and former Chief Executive Officer and Board Chair of Ortho Clinical Diagnostics Holdings plc
Matthew W. Strobeck, Ph.D.	50	2018	Managing Partner of Birchview Capital
Kenneth J. Widder, M.D.	70	2014	Former Chief Executive Officer of Sydnexis Inc.
Joseph D. Wilkins Jr.	61	2021	Senior Advisor for THEO Executive Group, Managing Director of JW Healthcare Insights and former executive at Atlantic Health System, Quest Diagnostics and Danaher-Beckman Coulter
Stephen H. Wise	50	2022	Managing Director and Global Head of Healthcare of The Carlyle Group
(ii)

CORPORATE GOVERNANCE HIGHLIGHTS

BOARD COMPOSITION	BOARD ACCOUNTABILITY
✓ All independent directors, except Messrs. Bryant and Smith

✓ Separate Board Chair and CEO roles

✓ Independent Board Chair

✓ All Board committees completely independent

✓ Seasoned Board with diverse experience, backgrounds and industry specific expertise

✓ Balanced Board tenure

✓ Annual election of directors

✓ Annual Board and committee evaluations

✓ Regularly-held executive sessions of non-employee directors

✓ Robust executive and director equity ownership guidelines

✓ Independent Board approval of CEO compensation

STOCKHOLDER INTERESTS	RISK OVERSIGHT
✓ Active stockholder engagement program

✓ Stockholders may call special meetings

✓ No multi-class common stock, each share = one vote

✓ No poison pill

✓ Insider Trading Policy that generally prohibits hedging transactions and pledging activities

✓ Clawback Policy

✓ Comprehensive risk oversight by the Board and individual committees as well as management

✓ Risk management principles implemented in management processes and in the responsibilities of our employees at every level

✓ Commitment to sustainability and ethically and socially just business practices and policies

✓ Robust risk reporting system designed to provide timely and comprehensive information to the Board

EXECUTIVE COMPENSATION AND FREQUENCY OF FUTURE ADVISORY VOTES
Consistent with the Board’s recommendation and our stockholders’ prior indicated preference, we hold an advisory vote to approve our executive compensation annually. Accordingly, we are seeking your approval, on an advisory basis, of the compensation of our NEOs, as further described in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement. We are also conducting an advisory vote on the frequency of future advisory votes on the compensation of our NEOs. The Board recommends a frequency of “ONE YEAR.”
For a summary of our executive compensation and 2022 performance highlights, please refer to the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement on page 26.
AUDITOR MATTERS
As a matter of good corporate practice, and following a robust evaluation of Ernst & Young by our Audit Committee, we are seeking your ratification of Ernst & Young as our independent registered public accounting firm for the 2023 fiscal year.
(iii)

QUIDELORTHO CORPORATION
9975 Summers Ridge Road
San Diego, California 92121
(858) 552-1100
2023 ANNUAL MEETING OF STOCKHOLDERS
May 16, 2023
This Proxy Statement is being provided to you in connection with the solicitation of proxies by the Board for the Annual Meeting to be held on Tuesday, May 16, 2023, at 8:30 a.m., Pacific Time. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/QDEL2023.
The Company utilizes the “Notice and Access” method of providing to stockholders the Notice of the Annual Meeting, Proxy Statement, proxy card and Annual Report (collectively, the “Proxy Materials”). With “Notice and Access” we are permitted to furnish the Proxy Materials to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, you will receive the Proxy Materials in one of the following ways:
•Notice and Access: Most stockholders will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice of Materials, which was made available beginning on or about April 5, 2023, will instruct you on how to access and review all of the Proxy Materials at www.proxyvote.com. Such notice also instructs you on how you may submit your proxy and vote. If you would like to receive a paper or email copy of the Proxy Materials, you should follow the instructions for requesting such materials in the Notice of Materials. Any request to receive Proxy Materials by mail or email will remain in effect until you revoke it. Stockholders who do not receive a Notice of Materials may instead receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by email (see below).
•Email Access to Proxy Materials: Stockholders who previously elected to receive a notice of access to Proxy Materials via email will not receive the Notice of Materials in the mail. You will instead receive an email with links to the Proxy Materials and online proxy voting instructions.
•Paper Copy of Proxy Materials with Proxy Card: Stockholders who previously requested paper copies of the Proxy Materials will not receive the Notice of Materials. Instead, such stockholders will continue to receive a paper copy of the Proxy Materials until a request is submitted to change delivery methods. You can eliminate all such paper mailings in the future by electing to receive an email that provides Internet links to these documents. Opting to receive all future Proxy Materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. To request electronic delivery, please follow the instructions on your proxy card or voting instruction card.
•Beneficial Owners: If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and the Proxy Materials and your voting instructions are being forwarded to you from that broker, fiduciary or custodian.
•Delivery of Documents to Stockholders Sharing an Address: A number of brokerage firms have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of Proxy Materials will receive only one copy of the Proxy Materials until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the Proxy Materials mailed to you, please send a written request to our Corporate Secretary at c/o QuidelOrtho Corporation, 9975 Summers Ridge Road, San Diego, California 92121, or call (858) 552-1100, and we will promptly deliver additional Proxy Materials to you. Please contact your broker if you received multiple copies of the Proxy Materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.
The Proxy Statement and Annual Report will also be made available on the “Investor Relations” page of the Company’s website at ir.quidelortho.com, as well as at www.proxyvote.com.
We will pay the expenses in connection with this solicitation. Our employees may solicit proxies by mail, in person, by telephone, facsimile or other electronic means and will not receive any additional compensation for such solicitations. We may also reimburse brokers, fiduciaries, custodians or other nominees for the expenses of forwarding soliciting material to beneficial owners.

RECORD DATE AND VOTING
Quorum

The close of business on March 20, 2023 has been fixed as the Record Date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 66,593,127 shares of our voting common stock were outstanding. Each share of such common stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting. A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of common stock on the Record Date and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments and postponements thereof. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares of common stock virtually present at the Annual Meeting, either personally or by proxy, may adjourn the Annual Meeting to another time or date.

Voting
Where a stockholder has directed how their proxy is to be voted, it will be voted according to the stockholder’s directions. If your shares of common stock are held in the name of a bank, broker or other nominee, you are considered the beneficial owner of shares of common stock held in street name, and the Proxy Materials and your voting instructions are being forwarded to you from that bank, broker or nominee (the “record holder”). Beneficial owners have the right to direct the record holder of their shares regarding how to vote their shares, and the record holder is required to vote such shares in accordance with these instructions. If a proposal is routine, a record holder holding shares for a beneficial owner in street name may vote on the proposal without specific voting instructions from the beneficial owner if the beneficial owner does not provide voting instructions. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when the record holder is unable to vote on a proposal because the proposal is non-routine, or otherwise chooses not to exercise discretionary voting authority, and the beneficial owner has not provided instructions.
Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary or custodian on how to vote your shares on all proposals to ensure that your vote is counted.

If you receive more than one set of Proxy Materials, your shares may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of Proxy Materials that you receive to ensure that all of your shares are voted.

Other than as described in this Proxy Statement, we currently know of no other business that will be presented for consideration at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.

With regard to the election of directors, votes may be cast in favor of a director nominee or withheld. Because directors are elected by a plurality of votes cast, abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal. If a quorum is present at the Annual Meeting, the 12 nominees receiving the greatest number of votes will be elected. For Proposal 2 (Say-on-Pay Proposal)and Proposal 4 (External Auditor Proposal), the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval; broker non-votes (if any) will have no effect on the outcome of the proposals, while abstentions will have the same effect as a vote “AGAINST” the proposals. For Proposal 3 (Say-on-Frequency Proposal), the Board will consider the alternative that receives the greatest number of votes as the preferred frequency of the stockholders, even if that alternative does not receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter; abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal.
Unless otherwise designated, each signed proxy submitted by a record holder will be voted:
•FOR each of the 12 nominees named below for election as directors;
•FOR the advisory approval of the Company’s executive compensation;
•FOR “ONE YEAR” for the frequency of the advisory vote on executive compensation; and
•FOR ratification of the selection of Ernst & Young as our independent registered public accounting firm for our fiscal year ending December 31, 2023.

Shares may be voted via the Internet, and if the stockholder requested paper copies of the Proxy Materials, by telephone or by completing and returning a proxy card or voting instruction card. Stockholders may revoke their proxy at any time before it is voted at the Annual Meeting.
Changing Your Vote
If you are a record holder, you can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting by:

•entering a later-dated proxy by telephone or via the Internet by 11:59 p.m., Eastern Time, on May 15, 2023;
•delivering a valid, later-dated proxy card that is received by Broadridge at least 24 hours prior to the start of the Annual Meeting;
•sending written notice to the Corporate Secretary of the Company at the Company’s principal executive office that is received at least 24 hours prior to the start of the Annual Meeting; or
•voting in person at the Annual Meeting. Note that your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.
If you are a beneficial owner, you may submit new voting instructions by contacting your bank, broker or other nominee and following the instructions you receive from them.
Voting Results
Representatives of Broadridge, our proxy distributor, will count the votes and serve as inspector of elections at the Annual Meeting. We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be disclosed in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.
Attending the Meeting
To attend and participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your Proxy Materials. If your shares are held in street name, and your voting instruction form or Notice of Materials indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice of Materials. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five business days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting. Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote and ask questions.
Questions pertinent to Annual Meeting matters and that comply with the Annual Meeting rules of conduct will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, suggestions for product development or other matters unrelated to the proposals and Annual Meeting matters are not pertinent to the Annual Meeting and therefore will not be answered. We reserve the right to edit profanity or other inappropriate language. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
The meeting webcast will begin promptly at 8:30 a.m. Pacific Time. Online check-in will begin approximately 15 minutes before then, and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the number listed on the meeting website for technical support. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

PROPOSAL 1
ELECTION OF DIRECTORS PROPOSAL
Nominees for Election
In accordance with our Amended & Restated Bylaws (the “Bylaws”), the Board has fixed the number of directors constituting the Board at 12. Our directors are elected at each annual meeting of stockholders. Our Board has nominated Douglas C. Bryant, Kenneth F. Buechler, Evelyn S. Dilsaver, Edward L. Michael, Mary Lake Polan, Ann D. Rhoads, Robert R. Schmidt, Christopher M. Smith, Matthew W. Strobeck, Kenneth J. Widder, Joseph D. Wilkins Jr. and Stephen H. Wise for election to our Board. In this Proposal 1, stockholders are being asked to elect the 12 nominees to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal. Director nominees are elected by a plurality of votes present in person and by proxy at the meeting, and accordingly, the 12 nominees receiving the greatest number of votes at the Annual Meeting will be elected.
On May 27, 2022, pursuant to a Business Combination Agreement entered into as of December 22, 2021 (the “Business Combination Agreement”), by and among Quidel® Corporation (“Quidel”), Ortho Clinical Diagnostics® Holdings plc (“Ortho”), QuidelOrtho (formerly Coronado Topco, Inc.) and the other parties referenced therein, Quidel and Ortho consummated a business combination (the “Combinations”) and each of Quidel and Ortho became a wholly owned subsidiary of QuidelOrtho. Pursuant to the Business Combination Agreement, prior to the closing of the Combinations, Quidel was entitled to designate eight directors to the Board (the “Quidel Designees”) and Ortho was entitled to designate four directors to the Board (the “Ortho Designees”) (subject to the Stockholders Agreement discussed below). Effective as of the closing of the Combinations, the following individuals were appointed as members of the Board as the Quidel Designees: Douglas C. Bryant, Kenneth F. Buechler, Edward L. Michael, Mary Lake Polan, Ann D. Rhoads, Matthew W. Strobeck, Kenneth J. Widder and Joseph D. Wilkins Jr., and the following individuals were appointed as members of the Board as the Ortho Designees: Evelyn S. Dilsaver, Christopher M. Smith, Robert R. Schmidt and Stephen H. Wise.
Pursuant to a certain Principal Stockholders Agreement, dated as of December 22, 2021 (the “Stockholders Agreement”), by and among QuidelOrtho, Quidel, Ortho and Carlyle Partners VI Cayman Holdings, L.P. (the “Carlyle Stockholder”), the Carlyle Stockholder is entitled to nominate (1) two directors to the Board so long as it holds at least 12% of the outstanding shares of our common stock, (2) one director to the Board so long as it holds at least 5% but less than 12% of the outstanding shares of our common stock and (3) no directors to the Board if it holds less than 5% of the outstanding shares of our common stock. As of the date of this Proxy Statement, the Carlyle Stockholder holds more than 12% of the outstanding shares of our common stock and is therefore entitled to nominate two directors to the Board. Messrs. Schmidt and Wise are the two directors nominated by the Carlyle Stockholder.
Each of the 12 nominees has consented to serve as a director if elected. Unless authority to vote for any director nominee is withheld, it is intended that each proxy received by the Company will be voted FOR each of the nominees. If, before the Annual Meeting, any of the nominees for director should become unable to serve if elected, or, for good cause, unwilling to serve, it is intended that shares represented by proxies will be voted for such substitute nominees, if any, as may be recommended by the Board, or the Board may decrease the size of the Board.

Biographical Information

DOUGLAS C. BRYANT
PRESIDENT AND CHIEF EXECUTIVE OFFICER Age: 65 Director Since: 2009 Committees: None Other Current Public Company Directorships: None Prior Public Company Directorships Within the Past 5 Years: None
Mr. Bryant has served as our Chief Executive Officer (“CEO”) since March 2009 and as our President since December 2022 and from March 2009 to May 2022. He previously served as the Chair of our Board from May 2022 to December 2022. Prior to joining us, Mr. Bryant served as Executive Vice President and Chief Operating Officer at Luminex Corporation, managing its Bioscience Group, Luminex Molecular Diagnostics (Toronto), manufacturing, R&D, technical operations and commercial operations. From 1983 to 2007, Mr. Bryant held various worldwide commercial operations positions with Abbott Laboratories including, among others: Vice President of Abbott Vascular for Asia/Japan, Vice President of Abbott Molecular Global Commercial Operations and Vice President of Abbott Diagnostics Global Commercial Operations. Earlier in his career with Abbott, Mr. Bryant was Vice President of Diagnostic Operations in Europe, the Middle East and Africa and Vice President of Diagnostic Operations Asia Pacific. Mr. Bryant holds a B.A. in Economics from the University of California at Davis.

Director Qualifications

Mr. Bryant has a background of strong executive experience in the diagnostics industry in the U.S. and internationally. He brings over 40 years of industry experience in sales and marketing, product development, manufacturing and service and support in the diagnostics and life sciences markets. In addition, as our President and CEO, the Board believes that it is appropriate for him to serve as a member of the Board.

KENNETH F. BUECHLER, Ph.D.
CHAIR OF THE BOARD

INDEPENDENT
Age: 69
Director Since: 2007
Committees: Nominating and Corporate Governance Committee and Science and Technology Committee (Chair)

Other Current Public Company Directorships: None

Prior Public Company Directorships Within the Past 5 Years: None

Dr. Buechler has served as the Chair of the Board since December 2022 and from August 2015 to May 2022 and he previously served as the Lead Independent Director from May 2022 to December 2022. Dr. Buechler was previously the co-founder of and held various roles at Biosite Inc. from 1988 until its acquisition by Alere Inc. in 2007, including serving as a director and as President and Chief Scientific Officer, Senior Vice President, Research and Development, and Vice President, Research and Director of Chemistry. Prior to co-founding Biosite, Dr. Buechler was a senior research scientist for the diagnostics research and development group at Hybritech Incorporated. Dr. Buechler currently serves as a director of TriVirum, Inc., and previously served as chair of the board of directors of Sequenom Inc., a life sciences company until its acquisition in September 2016, Astute Medical Inc., a company that develops biomarkers for acute medical conditions, until its acquisition in April 2018 and Edico Genome Inc., a DNA sequencing technology company until its acquisition in May 2018. Dr. Buechler received his Ph.D. in biochemistry and his bachelor’s degree in chemistry from Indiana University

Director Qualifications

Dr. Buechler has extensive experience in the field of diagnostics as a scientist and through his founding of Biosite Inc. He also has extensive executive leadership and governance experience through his service on the boards of other companies.

EVELYN S. DILSAVER
INDEPENDENT
Age: 67
Director Since: 2022
Committees: Audit Committee

Other Current Public Company Directorships:
•Tempur Sealy International Inc. - Audit Committee (Chair) and Nominating and Corporate Governance Committee
•Health Equity, Inc. – Nominating and Corporate Governance Committee (Chair)

Prior Public Company Directorships Within the Past 5 Years:
•Ortho Clinical Diagnostics Holdings plc until May 2022 – Audit Committee (Chair)

Ms. Dilsaver previously served as President and Chief Executive Officer of Charles Schwab Investment Management, the mutual fund arm of The Charles Schwab Corporation from 2004 to 2007. Prior to that, Ms. Dilsaver served in various leadership roles at The Charles Schwab Corporation for more than 16 years beginning in 1991, including as Executive Vice President and Senior Vice President, Asset Management Products and Services of Charles Schwab Investment Management. Ms. Dilsaver also serves as a director of Ballard Private Real Estate Fund, a private company, and as an advisory board member at Protivi Inc. Ms. Dilsaver received her B.A. in Accounting from California State University-Hayward, School of Business and Economics and participated in the Stanford Graduate School of Business, Senior Executive Program.

Director Qualifications

Ms. Dilsaver has extensive executive leadership experience through her former role as President and Chief Executive Officer of Charles Schwab Investment Management, as well as various senior executive leadership roles at The Charles Schwab Corporation spanning over 16 years. Ms. Dilsaver also has extensive background and knowledge across both the financial and healthcare industries, as well as significant experience serving on the board of directors of various public companies, including serving as a director and chair of the audit committee of Ortho until May 2022.

EDWARD L. MICHAEL
INDEPENDENT
Age: 66
Director Since: 2018
Committees: Compensation Committee (Chair) and Science and Technology Committee

Other Current Public Company Directorships: None

Prior Public Company Directorships Within the Past 5 Years: None

Mr. Michael is the Managing Partner of LionBird Ventures, a venture capital firm he co-founded in 2012, which focuses on investing in digital health and business services companies. For nearly 27 years, Mr. Michael held a variety of roles at Abbott Laboratories, including most recently as Executive Vice President, Diagnostic Products and previously in legal, commercial and operational roles in various Abbott divisions. Mr. Michael currently serves on the board of directors of certain private LionBird portfolio companies. Mr. Michael received his B.A. from Indiana University and a J.D. from Indiana University School of Law.

Director Qualifications

Mr. Michael has substantial experience in the diagnostics industry and technology utilized by the Company through his executive leadership positions at Abbott Laboratories.

MARY LAKE POLAN, M.D., Ph.D., M.P.H.
INDEPENDENT
Age: 79
Director Since: 1993
Committees: Compensation Committee and Science and Technology Committee

Other Current Public Company Directorships: None

Prior Public Company Directorships Within the Past 5 Years: None

Dr. Polan served as an Adjunct Professor in the Department of Obstetrics and Gynecology at Columbia University School of Medicine from 2007 to 2014 and then in 2015, she rejoined the Department of Obstetrics and Gynecology at Yale University School of Medicine as a Professor of Clinical Obstetrics, Gynecology and Reproductive Sciences. Dr. Polan previously served as a Professor and Chair Emerita of the Department of Gynecology and Obstetrics at Stanford University School of Medicine from 1990 to 2005, and before that served on the faculty at Yale University. Dr. Polan received a B.A. degree from Connecticut College, a Ph.D. in Molecular Biophysics and Biochemistry and an M.D. from Yale University School of Medicine and her Master in Public Health from the University of California, Berkeley. Dr. Polan remained at Yale New Haven Hospital for her residency in Obstetrics and Gynecology, followed by a Reproductive Endocrine Fellowship. Dr. Polan also serves as a director at the following private companies: NX Prenatal Inc., Or-Genix Therapeutics, Inc., Residents Diagnostics, Inc. and MiraDx, Inc.

Director Qualifications

Dr. Polan is a prominent medical clinician, researcher and academician. She has extensive experience in the area of women’s health, which is an important area for us. As a medical doctor, Dr. Polan brings an important practicing physician perspective in evaluating and overseeing the Company’s performance and strategic direction.

ANN D. RHOADS
INDEPENDENT
Age: 57
Director Since: 2020
Committees: Audit Committee (Chair)

Other Current Public Company Directorships:
•Globus Medical Inc. – Audit Committee (Chair) and Nominating and Corporate Governance Committee
•Repare Therapeutics – Audit Committee (Chair)
•iTeos Therapeutics – Audit Committee (Chair), Compensation Committee and Nominating and Corporate Governance Committee

Prior Public Company Directorships Within the Past 5 Years:
•Iridex Corporation until 2018

Ms. Rhoads most recently served as Chief Financial Officer of Forty Seven, Inc., a publicly-traded biotechnology company, from March 2018 to June 2020. Previously, Ms. Rhoads was Executive Vice President and Chief Financial Officer of Zogenix, Inc., a publicly-traded pharmaceutical company, from 2010 to January 2017. From 2000 to the end of 2009, Ms. Rhoads served as the Chief Financial Officer of Premier, Inc., a healthcare supply management company. From 1998 to 2000, she was Vice President, Strategic Initiatives at Premier, Inc., and from 1993 to 1998, she was an investment professional with The Sprout Group, an institutional venture capital firm. Ms. Rhoads holds a B.S. in Finance from the University of Arkansas and an M.B.A. from Harvard Graduate School of Business Administration.

Director Qualifications

Ms. Rhoads has a strong financial background as a former Chief Financial Officer of Forty Seven, Inc., Zogenix, Inc. and Premier, Inc. Ms. Rhoads is an audit committee financial expert as a result of her prior experience as Chief Financial Officer and as a board member and chair of the audit committee of other U.S. public companies. She also has extensive executive leadership and governance experience through her service on the boards of other companies.

ROBERT R. SCHMIDT
INDEPENDENT
Age: 40
Director Since: 2022
Committees: Compensation Committee

Other Current Public Company Directorships: None

Prior Public Company Directorships Within the Past 5 Years
•1Life Healthcare, Inc. until February 2023 – Compensation Committee
•Ortho Clinical Diagnostics Holdings plc until May 2022 – Compensation Committee and Executive Committee

Mr. Schmidt serves as Managing Director at The Carlyle Group, where he focuses on investment opportunities in the healthcare sector. Since joining The Carlyle Group in 2011, Mr. Schmidt has been involved in a number of the firm’s investments globally. Prior to joining Carlyle, Mr. Schmidt worked at Welsh, Carson, Anderson & Stowe, a private equity firm focused on information business services and healthcare investments, and Merrill Lynch Global Private Equity, which is focused on buyouts in North America. Mr. Schmidt also serves on the board of directors of the following private companies: Included Health, Medline, MedRisk, Resonetics and Unchained Labs. Mr. Schmidt received an M.B.A. from Harvard Business School and a B.S. from The Wharton School at the University of Pennsylvania.

Director Qualifications

As Managing Director at Carlyle, where he focuses on investment opportunities in the healthcare sector, Mr. Schmidt has extensive financial expertise and experience across a variety of healthcare investments. Mr. Schmidt also has experience from advising and serving as a director of multiple Carlyle portfolio companies, as well as serving as a director of Ortho until May 2022.

CHRISTOPHER M. SMITH
Age: 60
Director Since: 2022
Committees: None

Other Current Public Company Directorships:
•Neogenomics, Inc.

Prior Public Company Directorships Within the Past 5 Years
•Ortho Clinical Diagnostics Holdings plc until May 2022 – Chair of the board of directors
•Akous, Inc. until August 2022

Mr. Smith has served as the Chief Executive Officer of Neogenomics, Inc., an oncology testing lab and service provider, since August 2022. From September 2019 to May 2022, Mr. Smith served as Ortho’s Chief Executive Officer. Mr. Smith also served as the Chief Executive Officer of Cochlear Limited, a medical device company, from 2015 to 2018. Prior to joining Cochlear Limited, he held senior executive roles at Gyrus Group Plc., KCI, Prism and Cardinal Health. Mr. Smith currently serves on the board of directors of Osler Diagnostics, a private company, as the board chair. Mr. Smith received a B.S. from Texas A&M University.

Director Qualifications

Through his current role as Chief Executive Officer and a director of Neogenomics, Inc., as well as his prior role as Chief Executive Officer and board Chair of Ortho and Chief Executive Officer of Cochlear Limited, Mr. Smith has extensive executive leadership experience in the healthcare and medical device industry. Mr. Smith also has extensive governance experience through his role as a director of various publicly-traded and private companies.

MATTHEW W. STROBECK, Ph.D.
INDEPENDENT
Age: 50
Director Since: 2018
Committees: Audit Committee and Science and Technology Committee

Other Current Public Company Directorships:
•Accelerate Diagnostics – Audit Committee
•Biodesix – Audit Committee and Nominating and Corporate Governance Committee

Prior Public Company Directorships Within the Past 5 Years: None

Dr. Strobeck has served as the Managing Partner of Birchview Capital, a hedge fund, since 2014. Dr. Strobeck was a Partner and member of the management committee and advisory board of Westfield Capital Management from 2008 to 2011, having served as a member of the investment team, specializing in healthcare and life sciences, from May 2003 to June 2008. Dr. Strobeck currently serves on the boards of directors of Monteris Medical, a privately-held medical device company, and the Schuler Education Foundation. Dr. Strobeck received his B.S. from St. Lawrence University, a Ph.D. from the University of Cincinnati, an S.M. from the Harvard University/MIT Health Sciences Technology Program, and an S.M. from the MIT Sloan School of Management.

Director Qualifications

Dr. Strobeck has a strong scientific background and experience investing in and working with healthcare and life sciences companies as well as finance and investment experience from his work at Birchview Capital. Dr. Strobeck currently serves on the boards of various diagnostic and medical device companies.

KENNETH J. WIDDER, M.D.
INDEPENDENT
Age: 70
Director Since: 2014
Committees: Audit Committee, Nominating and Corporate Governance Committee (Chair) and Science and Technology Committee

Other Current Public Company Directorships:
•Evoke Pharma Inc.

Prior Public Company Directorships Within the Past 5 Years: None

Dr. Widder has more than 30 years of experience working with biomedical companies. Dr. Widder previously served as the Executive Chair of OrphoMed Inc., a clinical-stage biopharmaceutical company, from 2017 to 2022, and board Chair and Chief Executive Officer of Sydnexis, Inc., an ophthalmology start-up company, from 2017 to 2022. Dr. Widder was a General Partner with LVP Life Science Ventures, a venture capital company for biotechnology and medical device start-ups, from 2007 to 2016. Dr. Widder holds an M.D. from Northwestern University and trained in pathology at Duke University.

Director Qualifications

Dr. Widder has more than 30 years of experience working with biomedical companies. Dr. Widder also has a strong background related to investments in emerging healthcare companies and serves on the boards of several other companies. As a medical doctor, trained in pathology, Dr. Widder provides valuable insight from the perspective of both an executive and that of a physician.

JOSEPH D. WILKINS JR.
INDEPENDENT
Age: 61
Director Since: 2021
Committees: Compensation Committee and Nominating and Corporate Governance Committee

Other Current Public Company Directorships: None

Prior Public Company Directorships Within the Past 5 Years: None

Mr. Wilkins serves as senior advisor for THEO Executive Group, which offers advisory partnerships with enterprise leaders and entrepreneurs at the forefront of the health and well-being movement. Mr. Wilkins has also served as Managing Director for JW Healthcare Insights, a healthcare consulting firm, since 2019. He is also a limited partner with Tech Council Ventures, a privately-held venture capital fund. Previously, from 2016 to 2018, Mr. Wilkins served as Senior Vice President and Chief Transformation/Innovation Officer for Atlantic Health System, an integrated healthcare delivery system. Prior to that, Mr. Wilkins led commercial operations teams at Quest Diagnostics from 2012 to 2016 and before that, he held various leadership roles at Danaher-Beckman Coulter for approximately 28 years. Mr. Wilkins also serves on the board of directors of Mazzetti, a privately-held engineering and design benefit corporation. He also serves on the board of directors of Providence Health & Services, a non-profit corporation that is one of the nation’s largest healthcare systems. Mr. Wilkins earned a B.S. and an M.B.A. degree from Argosy University.

Director Qualifications

Mr. Wilkins has more than 30 years of experience in the diagnostics and healthcare industry, including roles at healthcare consulting firms and at an integrated healthcare delivery system company, as a venture capital investor and as a board member of Mazzetti, an engineering and design benefit corporation and Providence Health & Services. Mr. Wilkins is also a founding director at Black Directors Health Equity Agenda (BDHEA), a Six Sigma Certified practitioner and holds corporate governance certifications from both University of California, Irvine and University of Southern California.

STEPHEN H. WISE
INDEPENDENT
Age: 50
Director Since: 2022
Committees: Nominating and Corporate Governance Committee

Other Current Public Company Directorships: None

Prior Public Company Directorships Within the Past 5 Years
•PPD, Inc. until December 2021 – Compensation Committee and Nominating and Corporate Governance Committee
•Ortho Clinical Diagnostics Holdings plc until May 2022 – Compensation Committee ( Chair), Nominating and Corporate Governance Committee and Executive Committee

Mr. Wise currently serves as a Managing Director and Global Head of Healthcare at The Carlyle Group, a private equity firm. Prior to joining Carlyle in 2006, Mr. Wise worked with JLL Partners, a New York-based private equity firm, where he focused on health care-related investments, J.W. Childs Associates, a Boston-based private equity firm, and prior to that, in the leveraged finance group of Credit Suisse. Mr. Wise also serves on the board of directors of the following private companies: Atmas Health, Curia, Launch Therapeutics, Medicine Industries, LP, Millicent Pharma Limited, Resonetics and Sedgewick Inc. Mr. Wise also serves on the Leadership Council of the Harvard School of Public Health and the board of directors of the Massachusetts General Hospital Center for Global Health. Mr. Wise earned a bachelor’s degree in economics and finance from Bucknell University and received his M.B.A. from Harvard Business School.

Director Qualifications

As Global Head of Healthcare at Carlyle, Mr. Wise has extensive executive leadership experience and financial and investment expertise in the healthcare industry. Mr. Wise also has significant corporate governance experience, as gained through his leadership of Carlyle’s Global Health Care team, as well as his director positions across a variety of Carlyle portfolios, including as serving as a director of Ortho until May 2022.

Vote Required and Board Recommendation
Election of each of the director nominees requires the affirmative vote of a plurality of the votes cast at the Annual Meeting in person or by proxy. Broker non-votes, if any, and abstentions will have no effect on the outcome of this proposal.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES SET FORTH ABOVE.

Board Leadership Structure
Our Corporate Governance Guidelines provide the Board with the flexibility in allocating the responsibilities of the offices of the Chair of the Board and the CEO, and to determine whether the positions should be held by one or two individual(s), and if two, whether the Chair should be independent. In the event that the positions of the Chair and CEO are held by the same person, or if the Chair is not otherwise independent, the independent members of the Board will elect an independent director to serve as the Lead Independent Director in accordance with the Company’s Lead Independent Director charter. We believe this provides the Board with flexibility to determine the structure that is in the best interests of the Company across a range of situations at that time. Historically, the Board has determined that the roles of Chair and CEO should be separate as this structure enables our Chair to maintain responsibility for coordinating Board activities, including the scheduling of meetings and executive sessions of the non-employee directors and managing the relevant agenda items in each case (taking into consideration suggestions from other Board members), and our CEO to focus on leading and managing the Company.
Dr. Buechler served as Chair of Quidel’s board of directors from 2015 to May 2022. As a result of the Combinations, due to Mr. Bryant’s extensive knowledge of the Company’s business, strategy, integration strategy and leadership experience, the Board appointed Mr. Bryant as Chair and CEO to serve as an effective bridge between the Board and management to execute on the Company’s integration and business strategies. Accordingly, pursuant to our Corporate Governance Guidelines, the Board appointed Dr. Buechler as our Lead Independent Director effective as of the closing of the Combinations.
In December 2022, the Board again separated the roles of Chair and CEO and appointed Dr. Buechler, an independent director, to serve as non-executive Chair of the Board. The Board believes this leadership structure enhances the Board’s oversight of and independence from our management and the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders. The Board also believes that its approach for overseeing risk, as described below, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.
Risk Oversight
We take a comprehensive approach to risk management. We believe risk can arise in every decision and action taken by the Company, whether strategic or operational. We, therefore, seek to include risk management principles in all of our management processes and in the responsibilities of our employees at every level. Our comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making.
The Board evaluates the information it receives from management and provides oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high-level operating objectives, goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in their oversight of management’s implementation of the Company’s operating objectives, goals, strategies and policies.
Our senior executives provide the Board and its committees with regular updates about the Company’s strategies and objectives and the risks inherent within them at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues with management. The Board and its committees call special meetings when necessary to address specific issues or take specific actions. In addition, our directors have access to Company management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable about the issues often attend Board meetings to provide additional insight into items being discussed, including risk exposures.
The Board has delegated oversight of matters involving certain specific areas of risk exposure to, and within the purview of, each of its four standing committees. Each committee generally reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to matters and risks for which such committee provides oversight. The specific responsibilities of each of the Board committees are more fully described below in the “—Audit Committee,” “—Compensation Committee,” “—Nominating and Governance Committee” and “—Science and Technology Committee” sections.

Board Meetings, Committees of the Board and Related Matters
The Board currently has a standing Audit Committee (the “Audit Committee”), Compensation Committee (the “Compensation Committee”), Nominating and Corporate Governance Committee (the “Nominating and Governance Committee”) and Science and Technology Committee (the “Science and Technology Committee”). The Board held 9 meetings, excluding committee meetings, during the year ended January 1, 2023. During the year ended January 1, 2023, all current directors attended at least 75% of all meetings of the Board and its committees, if any, on which they served during the period in which they were on the Board or committee, except for Mr. Smith. On average, directors attended more than 90% of Board and committee meetings in 2022. Because he joined the Board after the closing of the Combinations in May 2022, Mr. Smith was subject to fewer Board meetings compared to directors who served for the full year, which, in part, impacted his attendance percentage. Mr. Smith has committed to improving his Board meeting attendance in 2023, which was considered by the Board in connection with his nomination for election at the Annual Meeting.
Information about our Board committees and membership is as follows:

Director Name	Committee
	Audit	Compensation	Nominating and Governance	Science and Technology
Douglas C. Bryant
Kenneth F. Buechler, Ph.D.			✓	Chair
Evelyn S. Dilsaver(1)	✓
Edward L. Michael		Chair		✓
Mary Lake Polan, M.D., Ph.D., M.P.H.		✓		✓
Ann D. Rhoads	Chair
Robert R. Schmidt(1)		✓
Christopher M. Smith(1)
Matthew W. Strobeck, Ph.D.	✓			✓
Kenneth J. Widder, M.D.	✓		Chair	✓
Joseph D. Wilkins Jr.		✓	✓
Stephen H. Wise(1)			✓

Number of Committee Meetings Held in 2022:	8	5	4	3
✓ = Committee Member Chair = Committee Chair
(1)Ms. Dilsaver and Messrs. Schmidt, Smith and Wise joined the Board on May 27, 2022.

Director Independence
The Board has determined that each of our directors, with the exception of Messrs. Bryant and Smith, are independent as defined by The Nasdaq Stock Market LLC (“Nasdaq”) listing rules. Mr. Bryant, who serves as our President and CEO, is not considered to be independent because of his employment with us. Mr. Smith, who serves as a special advisor to the Company, is not considered to be independent because of his current advisory role with us and his prior role as board Chair and Chief Executive Officer of Ortho.
The Board has determined that each of the directors who serves on the Audit Committee, Compensation Committee and Nominating and Governance Committee is “independent” for purposes of the Nasdaq listing rules and under our Corporate Governance Guidelines, which are accessible on our website at www.quidelortho.com. The Board has also determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfies the heightened independence standards for audit committees and compensation committees, as applicable, established by the SEC and Nasdaq listing rules, including that the directors who serve on the Compensation Committee are “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Qualifications and Characteristics for Directors
The Board and the Nominating and Governance Committee work together on a periodic basis to determine the appropriate characteristics, skills and experience necessary for the Board as a whole and for its individual members. The Nominating and Governance Committee, in recommending director candidates for election to the Board, and the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgements. As described in our Corporate Governance Guidelines, in evaluating the suitability of individual Board members, the Board is particularly interested in the following attributes:

•experience at a policy-making level;
•strategic thinking;
•depth of understanding of the Company’s industry, including relevant technology;
•leadership;
•objectivity;
•a general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company and sound principles of corporate governance in today’s business environment;
•background and professional expertise;
•diversity of occupational and personal backgrounds, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age and sexual orientation; and
•independence and whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits.
As part of the search process for each new director, the Nominating and Governance Committee includes women and minorities in the pool of candidates (and instructs any search firm the committee engages to do so). The Board evaluates each individual in the context of Board functions as a whole and in light of the then-current needs of the Board, with the objective of recruiting and proposing a slate of directors that can help drive the Company’s success and effectively represent stockholder interests through the exercise of sound and independent judgment, and leveraging its diversity of perspectives and experience.
We believe the Board members represent a desirable mix of backgrounds, skills and experiences, and they all share the personal attributes of effective directors, which are described above. The Nominating and Governance Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board. Our Board Diversity Matrix, as required by the Nasdaq listing rules, is set forth below. With respect to director gender and diversity, among our director nominees, three directors identified themselves as female, seven directors identified themselves as White, one director identified himself as African American or Black and one director identified herself as Asian.

Board Diversity Matrix (As of April 5, 2023)
Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	––	2
Part II: Demographic Background
African American or Black	––	1	––	––
Alaskan Native or Native American	––	––	––	––
Asian	1	––	––	––
Hispanic or Latinx	––	––	––	––
Native Hawaiian or Pacific Islander	––	––	––	––
White	2	5	––	––
Two or More Races or Ethnicities	––	––	––	––
LGBTQ+	––
Did Not Disclose Demographic Background	3

The following chart illustrates the diverse set of skills, expertise and backgrounds represented by our directors and considered by the Board in connection with the director nomination process (though it does not encompass all skills, expertise and backgrounds of our directors):

	Bryant	Buechler	Dilsaver	Michael	Polan	Rhoads	Schmidt	Smith	Strobeck	Widder	Wilkins	Wise
CEO Leadership Experience serving as the chief executive officer of an organization	√		√					√		√
Senior Management Leadership Experience serving in a senior leadership role of an organization	√	√	√	√		√	√	√	√	√	√	√
Industry Background Knowledge of or experience in the Company’s specific industry	√	√		√	√			√	√		√
Public Company Board Service Experience as a board member of another publicly-traded company		√	√			√	√	√	√	√		√
Finance Acumen and Expertise Experience or expertise in financial accounting and reporting or the financial management of an organization			√			√			√	√
Corporate Finance and M&A Experience Experience in corporate lending or borrowing, capital market transactions, significant mergers or acquisitions, private equity or investment banking	√	√		√		√	√	√	√	√		√

Audit Committee
The Audit Committee is responsible for assisting the Board in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in its oversight of our compliance with legal and regulatory requirements. Under the Audit Committee’s written charter, the specific duties of the committee include, among others: oversight of the design and functioning of internal accounting, financial and disclosure controls; review of the independent registered public accounting firm’s qualifications and independence; oversight of the Company’s internal audit function; monitoring and evaluating the performance of the independent registered public accounting firm; overseeing the Company’s compliance with legal and regulatory requirements; and reviewing, setting policy and evaluating the effectiveness of the Company’s processes for assessing significant risk exposures and measures that management has taken to minimize such risks. The Audit Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities. The Audit Committee also has full authority and unrestricted access to the resources, information and personnel necessary to achieve its mission and functions.
The Audit Committee has been established in accordance with applicable Nasdaq and SEC rules and regulations. The Board has also determined that Mses. Dilsaver and Rhoads each qualify as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations. Information about Mses. Dilsaver’s and Rhoads’ past business and educational experience is included in the “—Qualifications and Characteristics for Directors” and “—Biographical Information” sections.
Audit Committee Report
The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the responsibility for preparing the Consolidated Financial Statements and for the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 1, 2023 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Consolidated Financial Statements.
The Audit Committee has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has met with the independent registered public accounting firm to discuss the overall scope and plans for the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our accounting and financial reporting. The Audit Committee also discussed with the independent registered public accounting firm the firm’s judgments as to the substance and clarity, not just the acceptability, of our accounting principles and financial statement disclosures. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with the independent registered public accounting firm’s independence.
The Audit Committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting and Ernst & Young’s report on the effectiveness of our internal control over financial reporting.
The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter regarding the independent registered public accounting firm’s communications with the Audit Committee concerning its independence, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited Consolidated Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended January 1, 2023.
Audit Committee
Ann D. Rhoads (Chair)
Evelyn S. Dilsaver
Matthew W. Strobeck, Ph.D.
Kenneth J. Widder, M.D.

Independent Registered Public Accounting Firm
The Audit Committee retained Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ended January 1, 2023. Ernst & Young has served as our independent registered public accounting firm since 2002. Set forth below are the aggregate fees incurred by the Company for audit and other professional services rendered by our independent registered public accounting firm for the fiscal years ended 2022 and 2021.

	Fiscal Year Ended
	January 1, 2023	January 2, 2022
Audit fees(1)	$5,184,243	$2,009,697
Audit-related fees(2)	—	250,000
Tax fees(3)	41,864	4,767
All other fees	—	—
Total fees	$5,226,107	$2,264,464
(1)Audit fees represent fees for professional services provided in connection with the audit of our Consolidated Financial Statements, review of quarterly Consolidated Financial Statements, audit of compliance under Section 404 of the Sarbanes-Oxley Act of 2002, accounting consultations, assistance with and review of documents filed with the SEC and statutory and regulatory filings.
(2)For fiscal year 2021, audit-related fees consisted of non-recurring due diligence fees related to mergers and acquisitions.
(3)For fiscal years 2022 and 2021, tax fees primarily consisted of tax compliance, tax advice and tax planning fees.
Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services
The Audit Committee is responsible for appointing, retaining, determining funding for, and overseeing the work of our independent registered public accounting firm. The Audit Committee’s policy is to review and pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services to be provided by our independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient services, and whether the services could enhance our ability to manage or control risk or improve audit quality.
All of the audit, audit-related, tax and other fees provided by Ernst & Young in fiscal years 2022 and 2021 (and as described in the footnotes to the table above) were approved in advance by the Audit Committee.
Review and Approval of Related Party Transactions
The Audit Committee reviews all relationships, transactions and arrangements in which (1) the Company was, is or will be a participant, (2) the amount involved exceeds $120,000 and (3) any director, nominee for director, executive officer or beneficial holder of more than 5% of our outstanding common stock or any immediate family member of any of the foregoing had, has or will have a direct or indirect material interest (such transactions, “Interested Transactions”). We have written policies and procedures for monitoring and seeking approval in connection with any Interested Transaction. Our legal department assists in monitoring Interested Transactions and the Audit Committee reviews, approves (or disapproves) or ratifies Interested Transactions. In considering whether to approve or ratify an Interested Transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, whether the transaction arose in the ordinary course of business, and the extent of the related person’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics. In addition, our written policy provides that no director may participate in the approval of an Interested Transaction for which they are a related party. If a quorum of the Audit Committee members are not disinterested with regard to a specific Interested Transaction, the transaction will be considered by the Board using the procedures set forth in the policy.
Related Party Transactions
The following is a summary of each transaction or series of similar transactions since January 3, 2022 or any currently proposed transaction, to which we were or are a party in which:

•the amount involved exceeds $120,000; and

•any of our directors, director nominees or executive officers, beneficial holder of more than 5% of our outstanding common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the “Executive Compensation” section or that were approved by the Compensation Committee.

Beneficial ownership of securities is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to such securities.
Stockholders Agreement
In connection with the entry into the Business Combination Agreement, QuidelOrtho, Quidel, Ortho and the Carlyle Stockholder, a beneficial owner of more than 5% of our common stock, entered into the Stockholders Agreement. The Stockholders Agreement provides, among other things, that:

• Board Representation. So long as the Carlyle Stockholder holds at least 12% of the outstanding shares of our common stock, then the Carlyle Stockholder may nominate two (2) directors to the Board. If the Carlyle Stockholder holds more than 5% but less than 12% of the outstanding shares of our common stock, then it may nominate one (1) director to the Board. The Carlyle Stockholder may not nominate any directors to the Board in the event that it holds less than 5% of the outstanding shares of our common stock. In connection with the Business Combination Agreement, QuidelOrtho and the Carlyle Stockholder executed a letter agreement, pursuant to which QuidelOrtho agreed that, as of the closing of the Combinations, the designees to the Board would include two Carlyle nominees.

•Registration Rights. The Stockholders Agreement grants the Carlyle Stockholder registrations rights, including demand rights and piggyback rights, each subject to certain limitations. The Carlyle Stockholder’s demand rights expire in the event that the Carlyle Stockholder owns less than 5% of the outstanding shares of our common stock, and its other registration rights expire on a holder-by-holder basis when a given Carlyle Stockholder owns less than 1% of the outstanding shares of our common stock, in each case, only if such Carlyle Stockholder can sell its shares of our common stock without volume or manner of sale restrictions under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

•Corporate Opportunity Waiver. The Stockholders Agreement includes a customary corporate opportunity waiver provision, duly adopted by the Board.

•Information Rights. The Stockholders Agreement provides the Carlyle Stockholder with (1) customary rights to financial information so long as the Carlyle Stockholder holds more than 5% of the outstanding shares of our common stock and (2) additional access to information and Company management so long as the Carlyle Stockholder holds more than 10% of the outstanding shares of our common stock.
Special Advisor Agreement
On April 3, 2022, Mr. Smith, a current director who is standing for election at the Annual Meeting and the former Chief Executive Officer and board Chair of Ortho, entered into an Amended and Restated Special Advisor Agreement with QuidelOrtho, pursuant to which, following the closing of the Combinations, Mr. Smith (1) transitioned from the role of Chief Executive Officer of Ortho and (2) was engaged as a special advisor to the Company for an initial term of one year, for which services he received an advisory fee of $364,581 during 2022. Additionally, Mr. Smith has continued to receive certain Ortho healthcare benefits.
Consulting Services Agreement
As a result of the consummation of the Combinations, the Company acquired Ortho’s Consulting Services Agreement, dated October 29, 2021 (the “Consulting Services Agreement”), by and between Ortho and Mark Smith, the brother of Christopher Smith. Pursuant to the Consulting Services Agreement, during 2022, Mark Smith provided certain services to the Company, including services in connection with global supply chain and manufacturing functions and assistance with broader global facility strategy and the Company’s global manufacturing footprint. The Company paid Mark Smith an aggregate of $253,770 in fiscal year 2022 for the services provided under the Consulting Services Agreement.

Compensation Committee
The Compensation Committee is responsible for assisting the Board in discharging its oversight responsibilities relating to compensation of our employees and directors. Under the Compensation Committee’s written charter, the specific duties of the committee include, among others: overseeing the Company’s overall compensation structure, policies and programs and assessing whether such programs establish appropriate and adequate incentives to attract, develop and retain talent; overseeing key human capital management matters, policies and practices, including with respect to matters such as employee health and safety, diversity and inclusion, workplace environment and culture and talent development and retention; administering, implementing, interpreting and construing the Company’s incentive compensation and equity-based compensation plans; making recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans; reviewing and approving (or recommending to the Board for review and approval) corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of such goals and objectives and determining (or recommending to the Board for determination) our CEO’s compensation level based on such evaluation; overseeing the evaluation process and compensation structure for our other executive officers and determining (or recommending to the Board for determination) the compensation for such executive officers; overseeing succession planning for positions held by executive officers other than our CEO; overseeing the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees; and regularly reviewing the compensation and benefits of directors for service on the Board and its committees and recommending any changes therein to the Board. The Compensation Committee may delegate any of its duties and responsibilities to a subcommittee consisting of not less than two members of the Compensation Committee. The Compensation Committee also has the authority to engage, retain and determine funding for, at our expense and without further approval of the Board, such outside legal counsel, experts, compensation consultants and other advisors as it determines appropriate to assist it in the full performance of its functions.
Compensation Committee Report
The Compensation Committee has reviewed the “Compensation Discussion and Analysis” in this Proxy Statement, and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended January 1, 2023. This report is provided by the following independent directors, who comprise the Compensation Committee:
Compensation Committee
Edward L. Michael (Chair)
Mary Lake Polan, M.D., Ph.D., M.P.H.
Robert R. Schmidt
Joseph D. Wilkins Jr.
Compensation Committee Interlocks and Insider Participation
Messrs. Michael, Schmidt and Wilkins and Dr. Polan are not current or former officers or employees of ours, and none has engaged in any transaction that would be required to be disclosed in this Proxy Statement by Item 404 of Regulation S-K. There is no relationship that requires disclosure as a compensation committee interlock for purposes of Item 407(e)(4) of Regulation S-K.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for assisting the Board in identifying qualified individuals to become Board members; recommending to the Board the director nominees to be elected at each annual meeting of stockholders and to fill any vacancies on the Board; recommending to the Board the composition of the Board, its committees and the chairs thereof; monitoring and assessing the effectiveness of the Board; and performing a leadership role in shaping and monitoring our corporate governance, environmental and social policies. Under the Nominating and Governance Committee’s written charter, the specific duties of the committee include, among others: recommending to the Board candidates for election or reelection to the Board at each annual stockholders’ meeting; recommending to the Board candidates to be appointed by the Board as necessary to fill vacancies and newly created directorships; developing and recommending to the Board criteria to identify and evaluate prospective candidates for the Board; identifying, reviewing and recruiting candidates for election to the Board; overseeing the periodic evaluation of the Board, its committees and the contributions of each incumbent director; monitoring the independence of current directors and nominees; recommending to the Board the appropriate size, structure, composition and functioning of the Board and its committees, as well as candidates for appointment to Board committees and chairpersons thereof; reviewing Board succession planning; overseeing our corporate governance policies, including our

Corporate Governance Guidelines; overseeing and reviewing the overall adequacy of our sustainability and environmental, social and governance (“ESG”) strategies, initiatives and policies, as well as communications with employees, investors and other stakeholders of the Company regarding environmental and social matters.
Science and Technology Committee
The Science and Technology Committee is responsible for assisting the Board in overseeing our innovation, new product development and research and development (“R&D”) activities. Under the Science and Technology Committee’s written charter, specific duties of the committee include, among others: reviewing with management and assessing the Company’s key strategy, programs, priorities and organizational structures related to innovation and R&D; reviewing and evaluating the Company’s progress in achieving its long-term strategic R&D goals and objectives; regularly reviewing the Company’s product and development pipeline and the competitiveness of the Company’s technology portfolio and pipeline; reviewing potentially disruptive science and technology trends, opportunities and risks; and reviewing significant scientific and technical challenges that the Company may be facing.
Meetings of Non-employee Directors
The non-employee members of the Board regularly meet in executive sessions without members of management in attendance.
Director Nominations
The Nominating and Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Nominating and Governance Committee through current directors, professional search firms, stockholders or other persons.
Once the Nominating and Governance Committee has identified a prospective nominee, the Nominating and Governance Committee will evaluate the prospective nominee in the context of the then-current composition of the Board and will consider a variety of other factors, including the prospective nominee’s business, technology, medical, scientific, industry, finance and financial reporting experience and other attributes that would be expected to contribute to an effective Board. The Nominating and Governance Committee seeks to identify nominees who possess a wide range of experience, skills, and areas of expertise, knowledge and business judgment. Nominees must have the attributes described above in the “—Qualifications and Characteristics for Directors” section.
The Nominating and Governance Committee will consider stockholder recommendations for director candidates. A stockholder may propose a person for consideration by the committee by submitting the individual’s name and qualifications to our Corporate Secretary, QuidelOrtho Corporation, 9975 Summers Ridge Road, San Diego, California 92121. The Nominating and Governance Committee will consider each stockholder-recommended candidate in the same manner and under the same criteria used to evaluate all other candidates. As described in our Corporate Governance Guidelines, in evaluating the suitability of individuals to serve as members of the Board, the Board and the Nominating and Governance Committee consider a number of factors, including: experience at a policy-making level; strategic thinking; depth of understanding of the Company’s industry, including relevant technology, leadership and objectivity; and a general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company and sound principles of corporate governance in today’s business environment. The Board and the Nominating and Governance Committee also seek to achieve a diversity of occupational and personal backgrounds on the Board, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age and sexual orientation. The Board and the Nominating and Governance Committee evaluate each individual in the context of Board functions as a whole and in light of the then-current needs of the Board at that point in time, with the objective of providing independent, diversified and effective representation of the interests of our stockholders.
In addition, stockholders who wish to nominate candidates for election to the Board at any annual meeting must follow the procedures set forth in our Bylaws, including providing timely written notice, in proper form, of the intent to make such a nomination. To be timely, the notice must be received within the time frame discussed below in this Proxy Statement in the “Meeting and Other Information—Stockholder Proposals and Director Nominations” section. To be in proper form, the notice must, among other matters, include the information specified in our Bylaws.

Investor Engagement
The Board and management endeavor to maintain good relationships with our investors. We engage in regular dialogues with investors to discuss, among other things, the Company’s strategy and performance, governance practices, executive and director compensation, sustainability practices, and human capital management. Highlights of our investor engagement efforts during 2022 include hosting our bi-annual Investor Day, as well as participation in four investor conferences. In 2022, we held more than 200 meetings or calls with investors, including with the majority of our top 50 stockholders, representing approximately 64% of our shares outstanding as of December 31, 2022. We value good relations with the Company’s stockholders and understand the importance of effectively communicating the Company’s operational and financial performance as well as its future strategy. The Board and management consider voting results and stockholder feedback and make enhancements to our governance practices as appropriate.
Our stockholders may communicate with the Board, a committee of the Board or an individual director by sending a letter addressed to the Board, a committee or a director, c/o Corporate Secretary, QuidelOrtho Corporation, 9975 Summers Ridge Road, San Diego, California 92121. All communications will be compiled by our Corporate Secretary and forwarded to the Board, the committee or the director accordingly.
Director Attendance at Stockholder Meetings
The Board encourages and expects our directors to attend our annual meetings of stockholders. All of our current directors who served on the board of directors of Quidel prior to the closing of the Combinations attended Quidel’s 2022 special meeting of stockholders. All of our current directors who served on the board of directors of Ortho prior to the closing of the Combinations attended Ortho’s 2022 special meeting of stockholders, except for Mr. Wise.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. If we make any amendments or grant any waivers, including any implicit waivers, to our principal executive, financial or accounting officers (or persons performing similar functions), we intend to disclose the nature of such amendment or waiver on our website at www.quidelortho.com or in a Current Report on Form 8-K to the extent required by applicable rules and regulations.
Access to Corporate Governance Documentation and Other Information Available on Our Website
Our Code of Business Conduct and Ethics, the current charters for each of the Audit, Compensation, Nominating and Governance and Science and Technology Committees and our Corporate Governance Guidelines are accessible via our website at www.quidelortho.com through the “Investor Relations” link under the heading “Governance.”

Commitment to ESG Matters
We are committed to acting responsibly and sustainably and to making a positive impact on the environment and on society. Our goal is to align our corporate actions with a long-term approach to best practices and emerging norms, laws and regulations in the areas of environmental sustainability, social responsibility, ethics, diversity and inclusion, corporate governance, and supply chain ecosystem responsibility in ways that provide value to our stockholders, consistent with our business objectives. The Board oversees these activities – with the Nominating and Governance Committee overseeing and reviewing the overall adequacy of the Company’s sustainability and ESG strategies, initiatives and policies; the Audit Committee overseeing ESG disclosure matters and the Compensation Committee overseeing human capital management matters.
Ortho, our wholly owned subsidiary, published its inaugural Sustainability Report in 2022 and we are incorporating certain aspects of Ortho’s ESG practices to develop the Company’s ESG strategy and practices. Specifically, some of our key ESG priorities include:
Environmental Sustainability:

•We are committed to protecting the natural environment and the communities in which we operate and serve by complying with all applicable legal and regulatory requirements.

•We are monitoring the impacts of waste generation and energy and water usage consumption.

•We are implementing efficiencies at our global facilities and in our product manufacturing that mitigate risks, reduce costs and address impacts.
Care for People:

•We support equitable access to healthcare in our communities. As part of this commitment, we have partnered with several major organizations to donate COVID-19 testing products to various communities across the nation to promote increased testing within communities to help prevent the spread of COVID-19. In addition, our unique dry slide technology for clinical chemistry delivers an eco-friendly profile with no water usage and significantly reduces clinical waste, water generation and biohazards, thereby facilitating our goal to provide healthcare access in communities with challenging laboratory environments.

•We are committed to fostering a culture of happy people that welcomes and promotes diversity and inclusion.

•We are committed to maintaining an environment of equal employment opportunities for all job applicants and members of our team. We fulfill this commitment through a variety of measures, including internal and external posting of job openings, hiring, training and promoting employees without regard to race, color, religion, gender identity or expression, pregnancy, national origin, ancestry, citizenship, military or veteran status, disability, medical condition, marital or domestic partner status, sexual orientation, age or any other considerations made unlawful by federal, state or local law. We prohibit discrimination based on a perception that anyone has any of these characteristics or is associated with a person who has or is perceived as having any of these characteristics.

•We review Company programs, policies, procedures and activities with diversity and inclusion in mind. We have established newly defined core behaviors based on the QuidelOrtho Way, which define our core values as a company and our ways of working together. These core behaviors include “bring your best,” which reflects each individual contributing to their highest potential, “embrace inclusion,” which reinforces the role each team member plays in creating a diverse, equitable and inclusive work environment, and “commit to service,” which reflects our value of serving our customers and communities in the core of everything we do. We have also formed the QuidelOrtho Women’s Leadership Network (“QWLN”), a global women-led organization amplifying the mentoring, empowerment, achievement and visibility of women. The QWLN brings educational content, recognition, research and thought leadership in support of professional women at all levels of the Company. The QWLN has launched 16 worldwide chapters representing employees from various regions within North America, Latin America, Asia Pacific, Europe, the Middle East and Africa.

•We believe in upholding the principle of human rights, worker safety and observing fair labor practices within our organization, which includes our efforts to improve our worker safety and health policies and systems and to provide appropriate training, reporting and controls.

Product Quality and Safety:

•We are committed to high product quality and safety standards.

•We have adopted a comprehensive quality management system, ISO 13485, to help improve the safety, efficacy and customer satisfaction levels of our devices. This quality standard is more challenging to satisfy and more specific to the medical device industry than the more generic ISO 9001 standards.
Ethics & Corporate Responsibility:
•We are committed to ethical organizational governance, promoting business ethics and integrity, and embracing diversity and inclusion in the board room and throughout the organization.

•We believe in continuing to strengthen, refine and enhance our ethics and compliance efforts, including to continue to foster and develop an environment where all stakeholders, including employees, customers and suppliers, can express their concerns and have them heard and considered.

•Our Code of Business Conduct and Ethics includes robust guidelines on lobbying, government relations and political contributions, and supplier transactions.

•Additionally, because we recognize our responsibility as a global corporate citizen to respect human rights and aid in the fight against the recruitment, harboring, transportation, provision or obtaining of a person through the use of force, fraud or coercion for the purpose of exploitation, our Code of Business Conduct and Ethics expressly prohibits our employees, business partners, suppliers, contractors and subcontractors from engaging in human trafficking or any other forms of human rights abuses in our supply chain or facilities or in conducting our business.
Supply Chain Responsibility:

•We have adopted a conflict minerals compliance program. Our due diligence processes and efforts have been designed to conform with the five-step framework recommended by the Second Edition of The Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold and for tin, tantalum and tungsten. Our conflict minerals compliance program includes the following attributes: establishing strong management systems; identifying and assessing risks in the supply chain; designing and implementing a strategy to respond to identified risks; and supporting supply chain compliance.

•We are committed to verifying that the standards of our suppliers align with those of the Company. We have a documented supplier management process, including guidelines on supplier selection and supplier controls and management.

DIRECTOR COMPENSATION
The current compensation and benefit program for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of our size and scope; compensation should align directors’ interests with the long-term interests of our other stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. The Director Compensation Table below includes the following compensation elements for 2022: annual cash retainers; deferred compensation program for non-employee directors (the “Director Deferred Program”); and annual equity awards.
Annual Cash Retainers
The Chair of the Board currently receives an annual cash retainer of $140,000. Each of the other non-employee directors (other than Messrs. Schmidt and Wise) receives an annual cash retainer of $70,000. As discussed above in the “Board of Directors and Corporate Governance—Proposal 1 Election of Directors Proposal—Nominees for Election” section, Messrs. Schmidt and Wise were designated to the Board by the Carlyle Stockholder pursuant to the Stockholders Agreement. Accordingly, Messrs. Schmidt and Wise do not receive an annual cash retainer for their service on the Board in their personal capacity due to their employment and affiliation with the Carlyle Stockholder. Instead, the Carlyle Stockholder receives total annual remuneration of $140,000 for Messrs. Schmidt and Wise’s service on the Board.
The Chair of each of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Science and Technology Committee receives an additional annual cash retainer of $25,000, $20,000, $15,000 and $15,000, respectively. All annual cash retainer fees are pro-rated and paid on a quarterly basis.
Deferred Compensation Program for Non-employee Directors
In December 2010, the Board adopted the Director Deferred Program that began in 2011. Participating directors may elect on a yearly basis (for the yearly period between the Company’s annual meetings of stockholders) to receive 50% or 100% of the cash value of the director’s (1) annual retainer fee and (2) compensation for service as a Chair of any of the Board’s standing committees (collectively, the “Covered Fees”) in the form of restricted stock units (“RSUs”), which are fully vested on the grant date, plus an additional premium on such percentage of the Covered Fees in the form of additional RSUs, which are subject to a one-year vesting requirement (the “Director Premium RSUs”). The additional premium applicable to the Director Premium RSUs is determined based on the length of time of the deferral period (between the grant date and the date the shares of common stock underlying the RSUs are to be issued) selected by the participating director as follows: (1) if one (1) year from the grant date, a premium of 10% on the amount of the Covered Fees deferred; (2) if two (2) years from the grant date, a premium of 20% on the amount of the Covered Fees deferred; or (3) if four (4) years from the grant date, a premium of 30% on the amount of the Covered Fees deferred. The RSUs are currently granted under the Company’s Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”) (or applicable successor plan) as of the date of the applicable annual meeting of stockholders, and the number of shares awarded as RSUs is calculated based on the closing price of our common stock on the date of the applicable annual meeting.
The non-employee directors listed below made the following elections under the 2022 Director Deferred Program and were granted the following amounts of Covered Fees RSUs (as defined below) and Director Premium RSUs. Ms. Dilsaver and Mr. Smith were not eligible to participate in the 2022 Director Deferred Program because their service on the Board commenced after the election period. Ms. Ordoñez and Mr. Slacik were not eligible to participate in the 2022 Director Deferred Program because they retired from the Board before the election period. Messrs. Schmidt and Wise are not eligible to participate in the Director Deferred Program for the reason discussed above.

Name	Amount Deferred	Deferral Period	Covered Fees RSUs (#)	Director Premium RSUs (#)
Kenneth F. Buechler, Ph.D.	100%	4 years	1,659	497
Edward L. Michael	100%	4 years	963	289
Mary Lake Polan, M.D., Ph.D., M.P.H.	100%	4 years	749	224
Ann D. Rhoads	100%	2 years	1,017	203
Matthew W. Strobeck, Ph.D.	—%	N/A	N/A	N/A
Kenneth J. Widder, M.D.	100%	4 years	910	273
Joseph D. Wilkins Jr.	—%	N/A	N/A	N/A

Annual Equity Awards
The Board provides an annual equity award to non-employee directors. On June 6, 2022, the Compensation Committee approved an increase in the annual grant date value from $190,000 to $210,000 in light of the consummation of the Combinations. In approving this increase, the Compensation Committee engaged and consulted with Compensia, Inc. (“Compensia”), who advised that the increased value of equity awards was consistent with the 50th percentile of our peer group. Accordingly, on June 6, 2022, a grant of 2,248 RSUs was made to each non-employee director (other than Ms. Ordoñez and Messrs. Schmidt, Slacik and Wise). The RSUs vest on the first anniversary of the grant date. Ms. Ordoñez and Mr. Slacik did not receive equity awards because they retired from the Board on May 16, 2022 (the date of Quidel’s 2022 special meeting of stockholders). Messrs. Schmidt and Wise are not eligible to receive equity awards for the reason discussed above.
Director Compensation Table
The following table sets forth information relating to the compensation of our directors for the fiscal year ended January 1, 2023, other than our CEO who receives no additional compensation as a director:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Kenneth F. Buechler, Ph.D.	$123,264	$256,356	$379,620
Evelyn S. Dilsaver	$39,890	$209,941	$249,831
Edward L. Michael	$75,863	$236,930	$312,793
Kathy P. Ordoñez	$18,904	$—	$18,904
Mary Lake Polan, M.D., Ph.D., M.P.H.	$58,795	$230,860	$289,655
Ann D. Rhoads	$73,041	$228,899	$301,940
Charles P. Slacik	$26,466	$—	$26,466
Robert R. Schmidt	$52,500	$—	$52,500
Christopher M. Smith	$39,890	$209,941	$249,831
Matthew W. Strobeck, Ph.D.	$58,795	$209,941	$268,736
Kenneth J. Widder, M.D.	$71,123	$235,436	$306,559
Joseph D. Wilkins Jr.	$58,795	$209,941	$268,736
Stephen H. Wise	$52,500	$—	$52,500

(1)This column reports the amount of Covered Fees, including cash payments and Covered Fees deferred in exchange for RSUs (“Covered Fees RSUs”). As discussed above, Messrs. Schmidt and Wise do not receive an annual cash retainer for their service on the Board in their personal capacity due to their employment and affiliation with the Carlyle Stockholder. Instead, the Carlyle Stockholder receives total annual remuneration of $140,000 for Messrs. Schmidt and Wise’s service on the Board. In 2022, the Carlyle Stockholder received a pro-rated annual remuneration amount of $105,000 for Messrs. Schmidt and Wise’s service on the Board, effective May 27, 2022. Such amount is reflected in this column for Messrs. Schmidt and Wise, but paid directly to the Carlyle Stockholder. The amounts for Mses. Dilsaver and Ordoñez and Messrs. Slacik and Smith have been pro-rated for the respective time periods they served as directors in 2022.
(2)This column represents the grant date fair value with respect to the RSUs and Director Premium RSUs granted in 2022. For additional information on the valuation assumptions with respect to the 2022 grants, see the “—Annual Equity Awards” section above and Note 11 of our Consolidated Financial Statements in the Annual Report. At January 1, 2023, the aggregate number of RSUs, including Director Premium RSUs, held by each non-employee director was: Dr. Buechler 16,608 shares; Ms. Dilsaver 2,316 shares; Mr. Michael 6,161 shares; Dr. Polan 11,431 shares; Ms. Rhoads 4,023 shares; Mr. Smith 2,248 shares; Dr. Strobeck 3,897 shares; Dr. Widder 5,887 shares; and Mr. Wilkins Jr. 2,248 shares. At January 1, 2023, the aggregate number of stock options held by each non-employee director was: Dr. Buechler 41,020 shares; Mr. Smith 207,983 shares; Dr. Strobeck 259 shares; and Dr. Widder 22,440 shares. At January 1, 2023, Mr. Smith held an aggregate of 8,404 shares of restricted stock awards. Ms. Ordoñez and Messrs. Slacik, Schmidt and Wise did not hold any outstanding equity awards as of such date.
2023 Director Compensation
Consistent with the Compensation Committee’s annual review of our director compensation program, the Compensation Committee reviewed the amount of compensation paid to our non-employee directors. In connection with its review of our director compensation program, the Compensation Committee engaged an independent compensation consultant and considered the consultant’s advice, as well as other information. Upon the conclusion of this process, the Compensation

Committee determined, and recommended to the Board, that there would be no change to director compensation in 2023 from the previous year.
Director Stock Ownership Guidelines
We believe that each director should have a meaningful equity investment in our Company. Our stock ownership guidelines require non-employee directors to retain and hold shares of our common stock equal to five times their respective annual cash retainer. Our CEO, who is an employee director, is required to retain and hold shares of our common stock equal to six times his annual base salary. Directors have five years from the later of (1) their election to the Board or, in the case of our CEO, his hire or promotion and (2) May 27, 2022 (the closing date of the Combinations) to satisfy the stock ownership guidelines. All of our directors meet these stock ownership guidelines or are in compliance with the guidelines by retaining shares of common stock until compliance is reached. For more information on our stock ownership guidelines, see the “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines” section.

EXECUTIVE OFFICERS
Our current executive officers are Douglas C. Bryant, Joseph M. Busky, Robert J. Bujarski, Michelle A. Hodges, Michael S. Iskra and Werner Kroll, Ph.D. Randall J. Steward served as our Chief Financial Officer (“CFO”) until May 27, 2022. The ages and positions of our current executive officers are listed below, followed by a discussion of their business experience. There are no family relationships among any of our directors or executive officers.
Douglas C. Bryant, 65, has served as our CEO since March 2009 and as our President since December 2022 and from March 2009 to May 2022. He also served as the Chair of the Board from May 2022 to December 2022. Prior to joining us, Mr. Bryant served as Executive Vice President and Chief Operating Officer at Luminex Corporation, managing its Bioscience Group, Luminex Molecular Diagnostics (Toronto), manufacturing, R&D, technical operations and commercial operations. From 1983 to 2007, Mr. Bryant held various worldwide commercial operations positions with Abbott Laboratories, including, among others: Vice President of Abbott Vascular for Asia/Japan, Vice President of Abbott Molecular Global Commercial Operations and Vice President of Abbott Diagnostics Global Commercial Operations. Earlier in his career with Abbott, Mr. Bryant served as Vice President of Diagnostic Operations in Europe, the Middle East and Africa and Vice President of Diagnostic Operations Asia Pacific. Mr. Bryant received his B.A. in Economics from the University of California at Davis.
Joseph M. Busky, 55, became our CFO in May 2022. Prior to joining us, Mr. Busky served as Chief Financial Officer of Ortho from July 2020 to May 2022 and of Vyaire Medical, Inc., a global medical device company, from 2018 to 2020, as Chief Executive Officer of Qualtek, an infrastructure solutions company, from 2017 to 2018, and as Chief Financial Officer of FDH Velocitel from 2015 to 2017. He also previously held leadership roles at InnerWorkings, Inc. and Siemens Medical Solutions Diagnostics/Dade Behring Holdings, Inc. Mr. Busky received his M.B.A. with a Finance concentration, as well as his B.B.A. in Accounting, from Loyola University. He also holds a CPA certification in Maryland from the American Institute of Certified Public Accountants.
Robert J. Bujarski, J.D., 54, became our Executive Vice President (“EVP”) in December 2022 and has served as our Chief Operating Officer since September 2020. Previously, Mr. Bujarski served as President from May 2022 to December 2022, Senior Vice President, North America Commercial Operations from July 2019 to September 2020, Senior Vice President, General Counsel from March 2007 to September 2020, Senior Vice President, Business Development from August 2009 to July 2019 and General Counsel and Vice President from July 2005 to March 2007. Mr. Bujarski was an associate attorney with the law firm of Gibson, Dunn & Crutcher LLP in its transactions practice group from October 2001 to July 2005. Mr. Bujarski received his B.A. and J.D. from the University of Arizona.
Michelle A. Hodges, J.D., 63, became our Senior Vice President (“SVP”), General Counsel in December 2020. Prior to joining us, Ms. Hodges was a corporate lawyer with the law firm of Gibson, Dunn & Crutcher LLP from December 1996 to November 2020, including most recently as a partner from 2005. Ms. Hodges received her B. Hort. Sci. degree from Massey University, New Zealand, and her J.D. and M.B.A. from UCLA.
Michael S. Iskra, 53, became our EVP in December 2022 and has served as our Chief Commercial Officer since May 2022. Prior to joining us, Mr. Iskra served as Ortho’s Executive Vice President of Commercial Excellence & Strategy from mid-2020 to May 2022. Mr. Iskra was the President, North America for Ortho from 2015 to mid-2020. From 2014 to 2015, he served as Senior Vice President of Business Development at Healthways. Prior to that, he was Chief Operating Officer, from 2010 to 2012, and Chief Executive Officer, in 2013, for Simplex Healthcare. From 2007 to 2010, he was the Executive Vice President and General Manager at CCS Medical. Prior to 2007, he spent 14 years at Bayer/Siemens Diagnostics in various sales and marketing roles. Mr. Iskra received his B.A. from the University of Delaware.
Werner Kroll, Ph.D., 66, became our SVP, Research and Development in May 2014. Prior to joining us, Dr. Kroll was Vice President and Global Head Research and Innovation for Novartis Molecular since 2009. Prior to holding that position, he held a variety of senior positions from 2005 to 2009 at Novartis. Dr. Kroll has also held senior positions at Bayer from 1991 to 2005. Dr. Kroll received his Ph.D. and a Diploma in Chemistry from the University of Marburg.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this Proxy Statement, the individuals who served as our CEO and CFO at any time during fiscal year 2022, as well as the other individuals listed in the Summary Compensation Table below, are referred to as the “Named Executive Officers” or “NEOs.” For 2022, our NEOs are as follows: Douglas C. Bryant, President and CEO; Joseph M. Busky, CFO (effective as of May 27, 2022); Randall J. Steward, former CFO (retired as of May 27, 2022); Robert J. Bujarski, EVP and Chief Operating Officer; Michelle A. Hodges, SVP, General Counsel; and Werner Kroll, SVP, Research and Development.

Executive Summary

2022 was a transformational year for the Company and reflected our team’s powerful dynamics of hard work, focus and dedication. Our team successfully leveraged our commercial, operational and R&D strengths to capture robust demand for our diagnostic tests and instruments. Among the many outstanding performance achievements during 2022 were:

•full year 2022 revenue of $3.27 billion, an increase of 92% as reported compared to 2021, and supplemental combined revenue of $4.05 billion, an increase of 11% (excluding COVID-19 revenue) compared to 2021;

•full year 2022 GAAP net income of $548.7 million and supplemental combined adjusted EBITDA of $1.54 billion, representing a supplemental combined adjusted EBITDA margin of 38.1%;

•full year 2022 GAAP EPS of $9.56, compared to $16.43 for the prior year;

•full year 2022 supplemental combined adjusted EPS of $13.80, compared to $13.60 for the prior year;

•consummation of the Combinations, creating QuidelOrtho, a leading global provider of innovative in vitro diagnostic technologies;

•achievement of more than 240 critical integration milestones, identification of more than 100 integration projects and establishment of “future state” operational processes and efficiencies; and

•considerable progress on our strategic priorities and the development of expected growth drivers that will shape our future as COVID-19 transitions to an endemic state.

Supplemental combined adjusted EBITDA, supplemental combined adjusted EBITDA margin and supplemental combined adjusted EPS are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see Appendix A to this Proxy Statement.

We believe that the compensation to our NEOs, including certain special compensation awards granted during 2022 in recognition of outstanding performance during the year and their efforts in consummating the Combinations, aligned well with both our performance in 2022 and the objectives of our executive compensation program.

Overview and Philosophy

Despite the transformational changes to the Company in 2022, the core objectives of our compensation program continued to be to (1) support our mission, values and corporate strategies by adopting a “pay-for-performance” philosophy that provides incentives to our executive officers and employees that are designed to support these core principles; (2) align the interests of management with those of our stockholders; and (3) attract, retain and motivate high quality executives. To advance these objectives, our compensation program is designed with the following principles:

•Provide an opportunity for the Company to communicate to our executive officers our performance expectations and priorities directly through the selection of financial performance measures on which executive compensation is based, and align payouts with achievement of those performance measures;

•Align compensation so that management shares in the value created from their efforts and the Company’s compensation expense is correlated to its profitability and stockholder returns;

•Balance rewards appropriately between efforts and results;

•Offer a competitive total compensation opportunity; and

•Have a significant portion of total compensation paid to our executive officers in equity and dependent upon the achievement of performance goals of the Company.

Our compensation program focuses on both short and long-term performance results of the Company and consists of three key elements: (1) base salaries, which reflect individual positions and responsibilities; (2) annual cash incentive opportunities, which are a function of the shorter-term performance of the Company; and (3) longer-term equity incentive opportunities under our equity incentive plans, generally in the form of grants of stock options and/or RSUs, which link the interests of our executive officers with our other stockholders. Each of our compensation elements is designed to simultaneously fulfill one or more of our core compensation objectives. During 2022, we augmented these key compensation elements with special compensation awards made to key employees in recognition of their outstanding leadership and performance in consummating the Combinations and integrating the combined company and for retention purposes. In 2023, we expect to continue to make special compensation awards, as appropriate, to recognize outstanding performance.

When setting compensation for 2022 and in determining compensation policies, the Compensation Committee continued its engagement of Compensia to advise on the Company’s executive compensation program. The Compensation Committee considered the advice of Compensia and continued to apply the same general compensation principles and philosophy, while making some adjustments to the Company’s executive compensation program in connection with success, integration and retention matters related to the Combinations. The Compensation Committee also considered the results of the stockholder advisory vote on executive compensation that took place at the 2021 annual meeting of stockholders. In that vote, which was advisory and not binding, our stockholders approved the compensation of our named executive officers as disclosed in the Proxy Statement for the 2021 annual meeting of stockholders with over 97.5% of votes cast in favor of the compensation of our named executive officers.

Administration

The Compensation Committee administers the Company’s executive compensation program and approves (or recommends to the Board for approval) base salaries of all executive officers, including those of the NEOs. The Compensation Committee is responsible for reporting to the Board and administering all other elements of executive compensation, including annual cash bonuses and equity awards.

Use of Independent Compensation Consultant

The Compensation Committee retains compensation consultants to assist it in assessing the competitiveness of the NEOs’ compensation. In fiscal year 2022, the Compensation Committee engaged Compensia. Pursuant to the factors set forth in Item 407 of Regulation S-K of the Exchange Act, the Compensation Committee has reviewed the independence of Compensia and conducted a conflicts of interest assessment (taking into consideration factors specified in the Nasdaq listing standards) and has concluded that Compensia is independent and its work for the Compensation Committee has not raised any conflicts of interest. No other fees were paid to Compensia except fees related to its services to the Compensation Committee.

Compensation Program Design and Key Elements Used to Achieve Compensation Objectives

In connection with determining the Company’s 2022 executive compensation program, the Compensation Committee engaged Compensia to conduct a review of the competitiveness of the Company’s 2021 executive compensation program. The design of our executive compensation program builds on the analysis and direction of Compensia, taking into account data from the annual Radford Global Life Sciences Survey (the “Radford Survey”), and incorporates review of a comparative group of publicly-traded companies with revenues and employee population profiles that are similar to us. The Radford Survey provides data from participating companies with respect to their compensation practices in numerous areas and with respect to various positions, including executive officer positions. Based on the assessment by Compensia and the Compensation Committee, the 2021 peer group was used for our 2022 compensation assessment and did not assume that the Combinations were completed. For both 2021 and 2022, the following peer group companies were used for compensation comparisons:

2021 and 2022 Peer Group:

Align Technology, Inc.	Integra LifeSciences Holdings Corporation
CONMED Corporation	Masimo Corporation
Emergent BioSolutions, Inc.	Merit Medical Systems, Inc.
Envista Holdings Corporation	NuVasive, Inc.
EXACT Sciences Corporation	ResMed, Inc.

Haemonetics Corporation	Teleflex, Inc.
Hill-Rom Holdings, Inc. (through acquisition in 2021)	Cooper Companies, Inc.
Hologic, Inc.	Varian Medical Systems, Inc. (through acquisition in 2021)
ICU Medical, Inc.	Waters Corporation
IDEXX Laboratories, Inc.	West Pharmaceutical Services, Inc.
Insulet Corporation
The Compensation Committee utilizes management and independent compensation consultants to gather market data and provide analyses of our peers’ compensation programs. The Compensation Committee does not have a philosophy of setting compensation based on specific formulaic benchmarking comparisons, but it does take into account the guidance of compensation consultants and reviews peer group data and compensation survey data in setting moderate, yet competitive compensation.
The cash components of base salary and annual cash bonus are targeted to be moderate, yet competitive in relation to base salaries and annual cash bonuses paid to executive officers in similar positions at comparable companies.
Our 2022 long-term equity incentive program for our NEOs included equity awards in the form of non-qualified stock options, time-based RSUs and/or performance-based RSUs. The vesting for both non-qualified stock options and time-based RSUs for typical annual equity awards is over a three or four-year period, with equal installments of the underlying shares of common stock vesting each year on the anniversary of the grant date, with certain exceptions. Performance-based RSUs are subject to vesting criteria based on the achievement of certain Company performance goals. Mr. Steward and Dr. Kroll received equity awards pursuant to the specific terms of their respective individual retirement programs, comprised entirely of time-based RSUs that vest over a three-year period, with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date.
Stock Option and RSU Grant Practices
As discussed above, the Company uses stock options as part of its overall compensation program. Stock options provide individuals with the right to purchase a specified number of shares of our common stock at a specific price. The Company sets the exercise price of the stock options that it awards at or above the closing price of our common stock on the grant date. Accordingly, the stock option will have value to the individual only if they continue their service to the Company during the vesting period and generally only if and to the extent that the market price of the underlying shares of common stock appreciates over the option term.
The Company also uses time-based and performance-based RSUs as part of its overall compensation program. RSUs provide individuals with the right to receive shares of our common stock upon a specified vesting schedule or vesting criteria. Accordingly, RSUs will have value to the individual only if they continue their service to the Company during the vesting period and in the case of performance-based RSUs, only if the performance vesting criteria are met. RSUs will have increased value to the individual to the extent that the market price of the underlying shares of common stock appreciates.
Awards of equity-based compensation to our executive officers, such as stock options and RSUs, are determined and approved by the Board or the Compensation Committee. Equity awards are typically granted at the time of hire for executive officers and then annually as part of the overall executive compensation review. Specific terms of the equity awards are determined based on the individual’s position in the organization, the applicable annual equity incentive program, guidance of compensation consultants, relevant compensation survey data and peer group compensation practices, as discussed above under the “—Compensation Program Design and Key Elements Used to Achieve Compensation Objectives” section.
For executive officers, new hire grants are approved by the Board or the Compensation Committee when the executive officer’s hire is approved, with the actual equity award grant issued on the first date of employment. For stock options, the exercise price is set at the closing price of our common stock on that date. Equity awards granted under our annual equity incentive program are generally made as of the date of Board or Compensation Committee approval. Such approval typically occurs prior to the end of the first quarter in each calendar year, with grants effective on the date of Board or Compensation Committee approval, and for stock options, at an exercise price at or above the closing price of our common stock on the grant date.
From 2017 to 2022, the Compensation Committee more evenly allocated annual equity awards between stock options and RSUs, with 50% of the number of shares awarded in the form of non-qualified stock options and 50% of the number of shares awarded in the form of RSUs, with the recent exception of certain NEOs as the Compensation Committee deemed appropriate, such as those subject to individual retirement programs. In addition, the Compensation Committee has determined it would be in the interest of stockholders to utilize a greater percentage of performance-based equity awards to incentivize our CEO and other senior executive officers to achieve certain Company performance goals. Accordingly, while the 2023 annual equity awards are time-based, special equity awards made to our CEO and EVPs in January 2023 were performance-based. For any additional equity awards in 2023 and beyond, the Compensation Committee intends to grant a greater percentage of senior executive officers’ equity awards in the form of performance-based awards.
Base Salary
Base salaries are reviewed annually and are targeted to be moderate, yet competitive in relation to base salaries paid to executive officers in similar positions at comparable companies. With the exception of our CEO, whose performance is reviewed directly by the Board, performance of all other executive officers is reviewed through regular conversations on goals and achievement with our CEO in consultation with the Compensation Committee (and/or the Board).
In 2022, in connection with setting base salaries for our executive officers, the Compensation Committee considered peer group analysis and examined survey data for executives with similar responsibilities at comparable companies in the medical device/diagnostics and biotechnology industries, using analysis performed by Compensia and referring to a custom report prepared by Compensia from data contained in the 2022 Radford Survey of companies with employee population profiles that are similar to us. The base salary for each executive officer was determined by taking into account such executive officer’s experience and skills and comparable data for base salaries for executives in similar positions.
The following table sets forth annual base salaries for the NEOs as of January 2, 2022 and January 1, 2023:

Name	2021 Base Salary	2022 Base Salary
Douglas C. Bryant	$875,500	$1,025,000
President and CEO
Joseph M. Busky	$512,500	$550,000
CFO
Randall J. Steward(1)	$499,550	$300,000
Former CFO
Robert J. Bujarski	$525,000	$600,000
EVP and Chief Operating Officer
Michelle A. Hodges	$450,000	$500,000
SVP, General Counsel
Werner Kroll, Ph.D.	$550,000	$550,000
SVP, Research and Development
(1)When Mr. Steward retired from the CFO position in May 2022 upon the closing of the Combinations, he transitioned to the role of special advisor to our CEO under a Special Advisor Agreement with the Company. Amount shown for 2022 reflects Mr. Steward’s base salary under his Special Advisor Agreement.
Annual Cash Incentive Program
Our annual cash incentive program provides executive officers the opportunity to receive competitive levels of annual cash bonuses and is designed to reward them for their contributions to the Company’s annual corporate objectives. Under our annual cash incentive program, each participating executive officer is entitled to receive a cash bonus based on achievement of certain corporate goals in the particular fiscal year. Corporate performance goals and bonus payouts are calibrated to strike the appropriate balance between being reasonably achievable, and thereby motivating executives, and targeting improved performance. The balance is intended to result in the Company receiving an appropriate return on its investment in the annual cash incentive program. Corporate performance goals are selected to require sustained performance and results from executive officers. Each eligible executive officer’s potential cash bonus under the annual cash incentive program is expressed as a percentage of base salary as of the end of the fiscal year.
First Half 2022 Cash Incentive Plan
In January 2022, in anticipation of closing the Combinations, the Compensation Committee approved a cash incentive plan applicable to our executive officers and other members of senior management for the initial six-month period of the 2022 fiscal year (the “1H 2022 Cash Incentive Plan”). The Compensation Committee approved goals and targets under the plan only for the first half of 2022 based on the assumption that goals and targets for the second half of 2022 would be established after the closing of the Combinations.
Bonus payout under the 1H 2022 Cash Incentive Plan was predicated upon achievement of (1) revenue targets and (2) EBITDA targets, each as determined by the Board and/or the Compensation Committee and not taking into account the effect of the Combinations. Each component of the 1H 2022 Cash Incentive Plan included targets at minimum, plan/target and maximum payout. The minimum targets serve as the threshold level of performance upon which the incentive pool would begin to fund for that component. Achievement of the components at plan/target earns the target cash incentive opportunity. The maximum targets serve as the point at which executive officers earn the highest possible cash incentive opportunity. Bonus payouts were calculated along a linear continuum from minimum to plan/target and from plan/target to maximum. Each component is measured separately, and the minimum target must be met in order for a portion of the bonus to be paid relative to any one of the two components. The Compensation Committee may adjust the targets to take into account acquisitions and divestitures (so that executive officers are not rewarded or penalized for the financial impact of transactions that were not anticipated when the targets were originally set) and may exercise discretion in modifying bonus payouts to take into account significant events that were not contemplated under the plan.
For purposes of the 1H 2022 Cash Incentive Plan, EBITDA is net income before interest expense, net, provision for income taxes and depreciation and amortization for the initial six-month period of 2022 attributable to Quidel adjusted to exclude: (1) acquisition and integration costs; (2) non-cash stock based compensation; and (3) impacts of certain non-cash, unusual or other items that are included in net income that the Company does not consider indicative of its ongoing operating performance.
The following table sets forth the threshold, plan/target and maximum bonus potential for each NEO (other than Mr. Busky) under the 1H 2022 Cash Incentive Plan as a percentage of such NEO’s base salary. Mr. Busky became an executive officer of the Company upon the closing of the Combinations and therefore was not eligible to participate in the 1H 2022 Cash Incentive Plan.

Name	Threshold	Plan/Target	Maximum
Douglas C. Bryant	31.3%	62.5%	87.5%
President and CEO
Randall J. Steward	18.8%	37.5%	52.5%
Former CFO
Robert J. Bujarski	25.0%	50.0%	70.0%
EVP and Chief Operating Officer
Michelle A. Hodges	18.8%	37.5%	52.5%
SVP, General Counsel
Werner Kroll, Ph.D.	18.8%	37.5%	52.5%
SVP, Research and Development
For the 1H 2022 Cash Incentive Plan, bonus payouts were based 60% on achievement of revenue targets and 40% on achievement of EBITDA targets. The table below sets forth the threshold, target and maximum goals and actual results for the 1H 2022 Cash Incentive Plan.

Financial Metric (In millions)	Threshold	Plan/Target	Maximum	Actual
Revenue	$890.0	$936.7	$1,030.0	$1,402.0
EBITDA	$466.0	$518.0	$622.0	$814.5
In August 2022, the Compensation Committee approved bonus payouts to executive officers for achievement of all targets under the 1H 2022 Cash Incentive Plan at the maximum level for all NEOs listed above. These payout amounts were based on achievement of (1) revenue targets at the maximum level and (2) EBITDA targets at the maximum level. The bonus payouts to Messrs. Bryant, Steward and Bujarski, Ms. Hodges and Dr. Kroll were $896,875, $262,264, $420,000, $262,500 and $288,750, respectively.
First Half 2022 Ortho Performance-based Pay Awards
As discussed above, Mr. Busky became an executive officer of the Company upon the closing of the Combinations and therefore was not eligible to participate in the 1H 2022 Cash Incentive Plan. Instead, Mr. Busky was eligible to participate in Ortho’s performance-based pay (“PBP”) program for the first half of 2022, under which cash bonuses were awarded based on achievement of certain specified corporate performance measures. In May 2022, the 2022 annual target bonus amounts and target performance metrics under the PBP program were approved by the compensation committee of Ortho’s board of directors (the “Ortho Compensation Committee”). The PBP program was designed to reward Ortho’s executive officers for contributions made to help Ortho meet its annual performance goals. The amount actually received was dependent on overall company performance and individual performance during the applicable period.
Under the terms of the PBP program for the first half of 2022, Mr. Busky’s formulaic PBP award was based on a percentage of his base salary prorated for the first half of 2022 and ranged from 3.8% as his minimum threshold, 75% as his target level performance achievement and 100% as his maximum level performance achievement. For the first half of 2022, Mr. Busky was not entitled to receive a guaranteed PBP award. The Ortho Compensation Committee set the maximum formulaic PBP awards at levels that it determined were necessary to maintain competitive compensation practices and to properly motivate executive officers by rewarding them for Ortho’s performance and their contributions to that performance.
Although the target bonus amounts and target performance metrics under the PBP program were established in May 2022 by the Ortho Compensation Committee, following the closing of the Combinations, the Compensation Committee had discretion to adjust the amount of Mr. Busky’s PBP award upward or downward based on its overall subjective assessment of his performance, business impact, contributions, leadership, attainment of individual objectives, as well as other related facts and circumstances, including, but not limited to, the Compensation Committee’s efforts to integrate the combined company’s annual cash incentive program for executive officers.
The following table sets forth Mr. Busky’s formulaic PBP award levels for the first half of 2022 for threshold and target-level performance and his maximum PBP award opportunity:

		PBP Minimum		PBP Target		PBP Maximum
Name	Annual Salary (1)	% of Salary	Amount	% of Salary	Amount	% of Salary	Amount
Joseph M. Busky	$272,740	3.8%	$10,364	75%	$204,555	100%	$272,740
CFO
(1)Reflects Mr. Busky’s 2022 base salary pro-rated for the first half of 2022.
The PBP award for Mr. Busky was based on the sum of a payout percentage for each of Adjusted EBITDA, revenue and individual performance. In sum, 50% of Mr. Busky’s PBP payout was based on Adjusted EBITDA performance, 30% was based on Ortho’s revenue performance and 20% was based on individual performance. Individual performance is generally a subjective determination of Mr. Busky’s achievements and contributions to Ortho.
For purposes of Ortho’s PBP program for the first half of 2022, Adjusted EBITDA is net income (loss) before interest expense, net, provision for income taxes and depreciation and amortization for the initial six-month period attributable to Ortho adjusted to exclude: (1) variances attributable to fluctuations in foreign exchange rates (i.e., constant currency basis); (2) acquisition and integration costs; (3) non-cash stock based compensation; and (4) impacts of certain non-cash, unusual or other items that are included in net income that the Company does not consider indicative of its ongoing operating performance.
For the first half of 2022, aside from the individual performance component, the Adjusted EBITDA and revenue performance goals, based solely on the financial performance of Ortho during the first half of 2022, were as follows:

Financial Metric (In millions)	Target	Actual
Adjusted EBITDA	$269.0	$255.6
Revenue	$1,015.0	$1,007.9
For determination of the PBP award for the first half of 2022, achievement between 99-101% of Ortho’s Adjusted EBITDA target or revenue target yielded a 100% payout percentage for that component. Ortho also set threshold and maximum percentages of achievement against its Adjusted EBITDA and revenue targets. The minimum performance achievement threshold to receive a payment under the PBP plan for the Adjusted EBITDA component was 90% and for the revenue component was 95%. Performance achievement of 110.5% for Adjusted EBITDA and 105.5% for revenue yielded the maximum payout of 200% of the target award for each component. The individual performance component could have fluctuated from 0% to 200% based on the qualitative assessment of Mr. Busky by our CEO and the Compensation Committee.
For Adjusted EBITDA or revenue performance in between the threshold and 99% of target or performance in between 101% of target and maximum levels, the Ortho Compensation Committee set a “Leverage Ratio” to determine the payout level for that component, whereby the payout level increased or decreased proportionately (on a linear basis) for every one percentage point that achievement exceeded or fell below target range level. The maximum payout percentage for each component was 200% and could decrease to a minimum payout percentage of 0% for each component.
For the first half of 2022, Ortho had Adjusted EBITDA of $256 million and revenue of $1,008 million. The results were 96.7% and 96.7% of the respective target amounts, resulting in payouts at a level of 96.7% and 96.7% for these PBP components, respectively. Individual performance achievement for Mr. Busky was 100% based on a subjective determination of his performance and contributions to Ortho in the first half of 2022 when compared against individual goals that were set for Mr. Busky for 2022. The following table summarizes Mr. Busky’s PBP award for the initial six-month period of 2022:

		EBITDA (50%)		Revenue (30%)		Individual (20%)
Name	Target Bonus Amount	% of Target Payout	Amount	% of Target Payout	Amount	Achievement	Amount (1)	Total Bonus Amount
Joseph M. Busky	$204,555	96.7%	$98,902	96.7%	$59,341	100%	$39,561	$197,804
CFO
(1)Amounts shown reflect an adjustment to the individual performance component of 96.7%.
Second Half 2022 Cash Incentive Plan
In August 2022, the Compensation Committee approved a cash incentive plan applicable to our executive officers and other members of senior management for the second six-month period of the 2022 fiscal year (the “2H 2022 Cash Incentive Plan”). Bonus payout under the 2H 2022 Cash Incentive Plan was predicated upon achievement of (1) revenue targets and (2) Adjusted EBITDA targets, each as determined by the Board and/or the Compensation Committee. Each component of the 2H 2022 Cash Incentive Plan included targets at minimum, plan/target and maximum payout. The minimum targets serve as the threshold level of performance upon which the incentive pool would begin to fund for that component. Achievement of the components at plan/target earns the target cash incentive opportunity. The maximum targets serve as the point at which executive officers earn the highest possible cash incentive opportunity. Bonus payouts were calculated along a linear continuum from minimum to plan/target and from plan/target to maximum. The minimum target for Adjusted EBITDA must be met to initiate the payment of the two components. The Compensation Committee may adjust the targets to take into account acquisitions and divestitures (so that executive officers are not rewarded or penalized for the financial impact of transactions that were not anticipated when the targets were originally set) and may exercise discretion in modifying bonus payouts to take into account significant events that were not contemplated under the plan.
For purposes of the 2H 2022 Cash Incentive Plan, Adjusted EBITDA is net income before interest expense, net, provision for income taxes and depreciation and amortization for the second six-month period of 2022 attributable to the Company adjusted to exclude: (1) variances attributable to fluctuations in foreign exchange rates (i.e., constant currency basis); (2) acquisition and integration costs; and (3) impacts of certain non-cash, unusual or other items that are included in net income that the Company does not consider indicative of its ongoing operating performance.
The following table sets forth the threshold, plan/target and maximum bonus potential for each NEO under the 2H 2022 Cash Incentive Plan as a percentage of such NEO’s base salary (other than Mr. Steward who retired from the CFO position in May 2022 upon the closing of the Combinations, and was not eligible to participate in the 2H 2022 Cash Incentive Plan):

Name	Threshold	Plan/Target	Maximum
Douglas C. Bryant	31.3%	62.5%	93.8%
President and CEO
Joseph M. Busky	18.8%	37.5%	56.3%
CFO
Robert J. Bujarski	25.0%	50.0%	75.0%
EVP and Chief Operating Officer
Michelle A. Hodges	18.8%	37.5%	56.3%
SVP, General Counsel
Werner Kroll, Ph.D.	18.8%	37.5%	56.3%
SVP, Research and Development
For the 2H 2022 Cash Incentive Plan, bonus payouts were based 50% on achievement of revenue targets and 50% on achievement of Adjusted EBITDA targets. The table below sets forth the threshold, target and maximum goals and actual results for the 2H 2022 Cash Incentive Plan.

Financial Metric (In millions)	Threshold	Plan/Target	Maximum	Actual
Revenue	$1,421.4	$1,496.2	$1,571.1	$1,688.8
Adjusted EBITDA	$338.6	$376.3	$413.9	$485.6
In February 2023, the Compensation Committee approved bonus payouts to executive officers for achievement of all targets under the 2H 2022 Cash Incentive Plan at 148.1% of their target opportunities for all NEOs listed above. These payout amounts were based on achievement of (1) revenue targets at the plan/target level and (2) Adjusted EBITDA targets at the plan/

target level. The bonus payouts to Messrs. Bryant, Busky and Bujarski, Ms. Hodges and Dr. Kroll were $948,766, $307,967, $444,300, $277,688 and $305,456, respectively.
Deferred Bonus Program
Each NEO is eligible to elect to participate in the Company’s Employee Deferred Bonus Compensation Program (the “Employee Deferred Program”) with respect to any bonus payouts received under the 1H 2022 Cash Incentive Plan, 2H 2022 Cash Incentive Plan, 2023 Cash Incentive Plan (as defined below) and future cash incentive plans, except for (1) Mr. Busky with respect to the 1H 2022 Cash Incentive Plan and 2H 2022 Cash Incentive Plan because his service with the Company commenced after the election period and (2) Mr. Steward with respect to the 2023 Cash Incentive Plan and future cash incentive plans because he retired from the CFO position in May 2022 upon the closing of the Combinations and subsequently has been serving as a special advisor to our CEO. Under the Employee Deferred Program, participating officers may elect to receive 50% or 100% of the cash value of their respective bonus payout (the “Covered Bonus”) (payable (if applicable) per the terms and conditions of the applicable cash incentive plan) in the form of fully vested RSUs (the “Converted RSUs”), plus an additional premium on such percentage of the Covered Bonus in the form of additional RSUs, which are subject to a one-year vesting requirement (the “Premium RSUs”). The additional premium applicable to the Premium RSUs is determined based on the length of time of the deferral period (between the grant date and the date the shares of common stock underlying the Converted RSUs are to be issued) selected by the participating officer as follows: (1) if one (1) year from the grant date, a premium of 10% on the amount deferred of the Covered Bonus; (2) if two (2) years from the grant date, a premium of 20% on the amount deferred of the Covered Bonus; or (3) if four (4) years from the grant date, a premium of 30% on the amount deferred of the Covered Bonus.
The NEOs made the following elections under the Employee Deferred Program for 2022 and 2023, which are irrevocable:

Name	2022		2023
	Amount Deferred	Deferral Period	Amount Deferred	Deferral Period
Douglas C. Bryant	100%	4 years	—	—
President and CEO
Joseph M. Busky	N/A	N/A	—	—
CFO
Randall J. Steward	—	—	N/A	N/A
Former CFO
Robert J. Bujarski	—	—	50%	4 years
EVP and Chief Operating Officer
Michelle A. Hodges	—	—	50%	4 years
SVP, General Counsel
Werner Kroll, Ph.D.	—	—	—	—
SVP, Research and Development
The Converted RSUs are fully vested on the grant date. The Premium RSUs are fully vested on the first anniversary of the grant date. Subject to the terms and conditions in the grant award agreement, the shares of common stock underlying Converted RSUs will be issued as soon as administratively practicable after the earliest of: (1) the end of the deferral period selected by the participating officer; (2) the participating officer’s separation from the Company; and (3) a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (a “Change in Control”). The shares of common stock underlying the Premium RSUs have the same applicable issuance periods as outlined in the foregoing sentence for Converted RSUs with acceleration of the one-year vesting requirement in connection with a Change in Control; provided, however, that if a participating officer’s service is terminated for any reason (outside of a Change in Control) prior to the one-year vesting requirement, the Premium RSUs will be forfeited and canceled as of the date of such termination of service.
Longer-term Equity Incentive Awards
Longer-term equity incentive awards in the form of stock options and/or RSUs are intended to align the interests of our executive officers with those of our other stockholders and promote retention of our executive officers by using continued service, and in the case of certain awards, the achievement of specified performance levels, as a requirement to receive the value of the awards. The number of shares of common stock underlying stock option and/or RSU grants is related to the executive officer’s level of responsibility and allows executives to share in the value they help create. Generally, the Compensation Committee does not consider an executive officer’s stock holdings or outstanding equity awards in determining the number of equity awards to be granted; however, the Compensation Committee does consider the total number of outstanding shares of our common stock, the relative dilution to stockholders, as well as our gross equity burn rate, issued equity overhang and total equity overhang in determining the number of equity awards to be granted. The Compensation Committee believes that our executive officers should be fairly compensated each year relative to market pay levels of the Company’s peer group. The Compensation Committee views longer-term equity incentive awards as a primary compensation means for retaining executives.
In January 2022, prior to the consummation of the Combinations, the Compensation Committee approved the 2022 long-term equity incentive program (the “2022 Equity Incentive Plan”). Under the 2022 Equity Incentive Plan, each NEO (other than Mr. Busky) received equity awards in the form of non-qualified stock options and time-based RSUs as set forth below. Mr. Busky became an executive officer of the Company upon the closing of the Combinations and therefore did not receive any equity awards under the 2022 Equity Incentive Plan.

Name	Non-qualified Stock Options (# shares)	Time-based RSUs (# shares)	Dollar Value of Aggregate Award
Douglas C. Bryant	27,043	27,043	$4,199,507
President and CEO
Randall J. Steward	—	14,512	$1,499,960
Former CFO
Robert J. Bujarski	12,876	12,878	$1,999,721
EVP and Chief Operating Officer
Michelle A. Hodges	6,438	6,439	$999,860
SVP, General Counsel
Werner Kroll, Ph.D.	—	10,642	$1,099,957
SVP, Research and Development
The amounts of the equity awards were determined based on the executive compensation analysis and review performed by Compensia, which take into account data from the Radford Survey and peer group compensation practices, as discussed in the “—Compensation Program Design and Key Elements Used to Achieve Compensation Objectives” section above. Consistent with 2021, the Compensation Committee determined to weight the number of shares awarded for long-term equity awards between stock options and RSUs, which the Compensation Committee believed was in alignment with peer group practices. In 2022, for Messrs. Bryant and Bujarski and Ms. Hodges, approximately 50% of the equity award shares were provided in the form of non-qualified stock options and approximately 50% of the equity award shares were provided in the form of time-based RSUs. The vesting for the non-qualified stock options is over a four-year period, with 25% of the underlying shares of common stock vesting each year on the anniversary of the grant date. The stock options have an exercise price equal to the closing price of our common stock on the grant date. For Messrs. Bryant and Bujarski and Ms. Hodges, the vesting for the time-based RSUs is over a four-year period, with 25% of the underlying shares of common stock vesting each year on the anniversary of the grant date. Mr. Steward and Dr. Kroll received equity awards pursuant to the specific terms of their respective individual retirement programs, comprised entirely of time-based RSUs that vest over a three-year period, with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date. See the “—Employment, Severance and Change in Control Arrangements” section.
In addition to the annual long-term equity incentive program, the Compensation Committee may approve additional equity awards to executive officers as it deems necessary and appropriate to adequately compensate them for their contributions and achievements throughout the year and for retention purposes. In June 2022, in connection with the consummation of the Combinations and the commencement of Mr. Busky’s service with the Company, the Compensation Committee approved the following equity awards to Messrs. Bryant and Busky:

Name	Non-qualified Stock Options (# shares)	Time-based RSUs (# shares)	Performance-based RSUs (# shares)	Dollar Value of Aggregate Award
Douglas C. Bryant	—	—	11,894	$1,018,959
President and CEO
Joseph M. Busky	10,411	16,174	—	$1,999,393
CFO

The vesting for the performance-based RSUs for Mr. Bryant is over a three-year period as follows: (1) 33% of the underlying shares of common stock will vest upon achievement of at least $60 million in cumulative cost synergies from the Combinations by December 31, 2024; (2) 33% of the underlying shares of common stock will vest upon achievement of at least $90 million in cumulative cost synergies from the Combinations by December 31, 2025; and (3) 34% of the underlying shares of common stock will vest upon achievement of cumulative worldwide sales of our Savanna® instruments of at least $380 million by December 31, 2025. If the performance goals are not achieved by the applicable vesting dates and the applicable portion of the performance-based RSUs does not vest, those unvested shares will be forfeited and will not be eligible for future vesting.
The vesting for Mr. Busky’s non-qualified stock options and time-based RSUs is over a three-year period, with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date. The stock options have an exercise price equal to the closing price of our common stock on the grant date.
Special Compensation Awards
In January 2022, in connection with the Combinations, the Compensation Committee approved the grant of (1) success cash bonus awards for each of Messrs. Bryant, Steward and Bujarski and Ms. Hodges in the following amounts: Mr. Bryant: $875,500; Mr. Steward: $499,550; Mr. Bujarski: $525,000; and Ms. Hodges: $450,000; (2) integration/retention cash bonus awards for each of Messrs. Bryant, Steward and Bujarski, Ms. Hodges and Dr. Kroll in the following amounts: Mr. Bryant: $717,500; Mr. Steward: $349,685; Mr. Bujarski: $420,000; Ms. Hodges: $315,000; and Dr. Kroll: $385,000; and (3) integration/retention equity awards for each of Messrs. Bryant and Bujarski, Ms. Hodges and Dr. Kroll in the following amounts: Mr. Bryant: $2,500,000; Mr. Bujarski: $1,400,000; Ms. Hodges: $750,000; and Dr. Kroll: $750,000. The success cash bonus awards were paid upon the closing of the Combinations and were grossed up for taxes. The first 25% of the integration/retention cash bonus awards were paid upon the closing of the Combinations, and the remaining 75% will become payable upon the first anniversary thereof subject to continued service through such date. The integration/retention equity awards were granted in the form of RSUs and will vest with respect to 50% of the award on the second anniversary of the grant date and the remaining 50% in equal annual installments (25% per year) thereafter subject to continued service through such date.
Also in connection with the Combinations, Ortho’s board of directors approved the grant of a retention bonus for Mr. Busky in the amount of $384,375. 40% of this retention bonus was paid upon the closing of the Combinations, and the remaining 60% will become payable upon the first anniversary thereof, subject to earlier payment upon termination of his employment in certain circumstances. Ortho’s board of directors also approved the grant of a transaction bonus for Mr. Busky in the amount of $384,375. This transaction bonus was paid upon the closing of the Combinations.
The success/transaction cash bonus awards were granted to recognize the significant effort that would be required by the executive officers to complete the Combinations and to reward the executive officers for achieving one of the Company’s strategic goals to expand its business and product portfolio if consummated. The Compensation Committee considered that a successful transaction would require a commitment of substantial additional time, above and beyond each executive officer’s day-to-day responsibilities, and therefore the success/transaction and integration/retention awards were intended to motivate and incentivize the executive officers to pursue the successful completion of the Combinations and to work on and support integration activities during the years following the closing of the Combinations, further aligning their interests with those of our stockholders.
The Compensation Committee and the Board believe it is appropriate to consider special compensation awards in connection with significant achievements and other special circumstances and may continue to make special compensation awards, including equity awards, similar to 2022, in order to incentivize and reward performance.
Perquisites and Other Benefits
The Compensation Committee believes that the NEOs should participate in the same benefit programs as the Company’s other employees and that special executive perquisites should be minimal. Consistent with this philosophy, the NEOs participate in the Company’s employee benefit plans on the same terms as other employees, which include medical, dental and vision insurance, disability coverage, life insurance, the ESPP and the 401(k) plan. In 2022, special executive perquisites were minimal and included a relocation allowance and certain benefits in connection with “President’s Club,” which refers to an annual trip and related events for sales and services employees who have met specified performance criteria, as well as certain executive officers, and their guests. The aggregate incremental cost associated with these items in 2022 is included in the Summary Compensation Table below and detailed in the footnotes to that table.

2023 Compensation Actions
In March 2023, the Compensation Committee approved the following merit increases to the NEOs’ base salaries:

Name	2022 Base Salary	Current Base Salary
Douglas C. Bryant	$1,025,000	$1,060,875
President and CEO
Joseph M. Busky	$550,000	$569,250
CFO
Randall J. Steward(1)	$300,000	$300,000
Former CFO
Robert J. Bujarski	$600,000	$621,000
EVP and Chief Operating Officer
Michelle A. Hodges	$500,000	$517,500
SVP, General Counsel
Werner Kroll, Ph.D.	$550,000	$569,250
SVP, Research and Development
(1)When Mr. Steward retired from the CFO position in May 2022 upon the closing of the Combinations, he transitioned to the role of special advisor to our CEO under a Special Advisor Agreement with the Company. Amounts shown for his 2022 and current base salaries reflect Mr. Steward’s base salary under his Special Advisor Agreement.
In March 2023, the Compensation Committee also approved a cash incentive plan applicable to our executive officers and other members of senior management for the 2023 fiscal year (the “2023 Cash Incentive Plan”). Bonus payout under the 2023 Cash Incentive Plan is predicated upon achievement of (1) revenue targets and (2) Adjusted EBITDA targets, each as determined by the Board and/or the Compensation Committee. The following table sets forth the threshold, plan/target and maximum bonus potential for each NEO under the 2023 Cash Incentive Plan as a percentage of such NEO’s base salary for the full year 2023 (other than Mr. Steward who retired from the CFO position in May 2022 upon the closing of the Combinations, and is not eligible to participate in the 2023 Cash Incentive Plan):

Name	Threshold	Plan/Target	Maximum
Douglas C. Bryant	65.5%	125.0%	187.5%
President and CEO
Joseph M. Busky	37.5%	75.0%	112.5%
CFO
Robert J. Bujarski	50.0%	100.0%	150.0%
EVP and Chief Operating Officer
Michelle A. Hodges	37.5%	75.0%	112.5%
SVP, General Counsel
Werner Kroll, Ph.D.	37.5%	75.0%	112.5%
SVP, Research and Development
For the 2023 Cash Incentive Plan, bonus payouts will be based 50% on achievement of revenue targets and 50% on achievement of Adjusted EBITDA targets.
In December 2022, the Board approved certain changes to executive officer roles, including the appointment of Mr. Bryant to serve as the Company’s President, in addition to his role as CEO and a member of the Board, and the appointment of Mr. Bujarski to serve as an EVP, in addition to his role as Chief Operating Officer. In connection with such changes, in January 2023, the Compensation Committee granted the following performance-based RSUs to each of Messrs. Bryant and Bujarski:

Name	Performance-based RSUs (# shares)	Dollar Value of Aggregate Award
Douglas C. Bryant	6,091	$521,451
President and CEO
Robert J. Bujarski	6,091	$521,451
EVP and Chief Operating Officer
The vesting for these performance-based RSUs is as follows: (1) 75% of the underlying shares of common stock will vest upon (a) our stock price reaching an average price of at least 150% of the closing price on December 30, 2022 for a period of at least 30 days and (b) our stock price’s relation to the EBITDA multiple of a defined diagnostic peer group and (2) 25% of the underlying shares of common stock will vest upon achievement of productivity improvements, as measured by revenue per employee, of at least 10% compared to revenue per employee as of December 31, 2022 that is maintained over a period of two consecutive quarters with a certain revenue threshold. The vesting criteria must be achieved by December 31, 2025 or the performance-based RSUs will not vest and the unvested shares will be forfeited and will not be eligible for future vesting.
In January 2023, for employee retention purposes, the Compensation Committee approved an amendment to the vesting terms of performance-based stock options that were previously granted by Ortho under the Ortho-Clinical Diagnostics Bermuda Co. Ltd. 2014 Equity Incentive Plan (the “2014 Plan”) and Ortho’s 2021 Omnibus Incentive Award Plan (the “2021 Plan”), such that the performance-based stock options granted under the 2014 Plan and 2021 Plan will vest on December 31, 2023. See the “Outstanding Equity Awards at 2022 Fiscal Year-end” table for information on the performance-based stock options granted to Mr. Busky under the 2014 Plan and 2021 Plan.
In March 2023, the Compensation Committee approved the 2023 long-term equity incentive program (the “2023 Equity Incentive Plan”). Under the 2023 Equity Incentive Plan, each NEO received equity awards in the form of non-qualified stock options and time-based RSUs as follows (other than Mr. Steward who retired from the CFO position in May 2022 upon the closing of the Combinations, and is not eligible to participate in the 2023 Equity Incentive Plan):

Name	Non-qualified Stock Options (# shares)	Time-based RSUs (# shares)	Dollar Value of Aggregate Award
Douglas C. Bryant	31,027	31,028	$4,199,995
President and CEO
Joseph M. Busky	14,775	14,775	$1,999,988
CFO
Robert J. Bujarski	14,775	14,775	$1,999,988
EVP and Chief Operating Officer
Michelle A. Hodges	7,386	7,388	$999,966
SVP, General Counsel
Werner Kroll, Ph.D.	—	11,433	$999,930
SVP, Research and Development
The vesting periods for the non-qualified stock options and time-based RSUs are each over a three-year period, with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date. Dr. Kroll received equity awards pursuant to the specific terms of his individual retirement program, comprised entirely of time-based RSUs. See the “—Employment, Severance and Change in Control Arrangements” section.
In March 2023, the Compensation Committee approved a housing allowance perquisite for each of Messrs. Bryant and Busky and Dr. Kroll in 2023 in the amount of $180,000, $72,000 and $36,000, respectively.
Stock Ownership Guidelines
To further align the interests of our directors and officers with those of our other stockholders, the Board adopted stock ownership guidelines. Under these guidelines, our CEO and each non-employee director, Section 16 officer, other SVP and Vice President (“VP”) are required to retain and hold at least 50% of all shares of common stock acquired from any equity award held as of May 27, 2022 (the closing date of the Combinations) or granted by the Company thereafter (after subtracting the number of shares sold to pay for option exercise costs or relevant federal and state taxes). The foregoing stock retention rule applies until stock ownership meeting the following criteria is achieved:
•CEO − 6 times then-current annual base salary;

•Section 16 officers − 2 times then-current annual base salary;
•SVPs (non-Section 16 officers) and VPs − 1 times then-current annual base salary; and
•Non-employee directors − 5 times then-current annual cash retainer.
The value of an individual’s shares of common stock for purposes of calculating progress toward the stock ownership guidelines is the greater of (1) the then-current fair market value of the stock, or (2) the individual’s cost basis in the stock. Shares of common stock counted in calculating the stock ownership guidelines include shares beneficially owned outright, whether from open market purchases, purchases through the Company’s employee stock purchase plan, shares retained after option exercises and shares received pursuant to restricted stock awards and RSU awards once the awards covering such shares have vested. In addition, in the case of vested, unexercised, in-the-money stock options, the in-the-money value of the stock options will be included in the stock ownership guidelines calculation. Also, the vested RSUs held pursuant to the Company’s Deferred Compensation Programs are included in the stock ownership guidelines calculation. Individuals have five years from the later of (1) their election, hire or promotion and (2) May 27, 2022 to satisfy the stock ownership guidelines. All of our directors and executive officers meet these stock ownership guidelines or are in compliance with the guidelines by retaining shares of common stock until compliance is reached.
Restrictions on Trading Securities (Including Hedging and Pledging)
Our Insider Trading Compliance Policy (the “Insider Trading Policy”) prohibits employees and directors from engaging in speculative transactions involving our securities. Accordingly, hedging transactions involving our securities are prohibited, including, but not limited to, the purchase of stock on margin, short sales, buying or selling puts or calls, and any other similar transactions or arrangements that have an economic consequence of establishing downside price protection. The Insider Trading Policy also prohibits employees and directors from pledging our securities as collateral to secure loans, except cashless exercises of stock options under the Company’s equity incentive plans or situations approved in advance by the authorizing officer under the Insider Trading Policy. No such approvals have been provided to allow any current employee or director to pledge our securities.
Pay Recoupment (Clawback) Policy
The Board approved a clawback policy (the “Clawback Policy”) in May 2022 that covers all compensation awarded, granted or paid to, or that is otherwise vested or earned by, our Section 16 officers based wholly or in part on the attainment of any financial, operating or individual performance measure or our stock price or total shareholder return, including annual bonuses and other short- and long-term cash, equity and equity-based incentive awards (the “Incentive Compensation”). Under the Clawback Policy, if (1) we are required to restate our financial statements due to our material non-compliance with any financial reporting requirement under the securities laws that is caused by the fraudulent or intentional illegal misconduct of a Section 16 officer and (2) the Incentive Compensation awarded or paid would have been lower had the achievement of the applicable performance measure been calculated based on the restated financial results, the Compensation Committee may, in its discretion, require the Section 16 officer to reimburse all or any portion of the amount of excess Incentive Compensation awarded, granted or paid to such Section 16 officer during the three-year period preceding the date of such restatement. We believe the Clawback Policy enhances the accountability of our executive officers and significantly mitigates the risks associated with our executive compensation program. In light of recent SEC rule making regarding clawbacks, we will review our policy and make any necessary changes to timely comply with the final Nasdaq listing standards implementing the SEC rule.
Employment and Severance Agreements
We have entered into change in control agreements with certain of our NEOs in order to foster their objectivity in making decisions with respect to any pending or threatened change in control transaction and to alleviate certain risks and uncertainties with regard to our NEOs’ financial and professional security that may be created by a pending or threatened change in control transaction. The details of the change in control agreements and any employment, retirement or severance arrangements entered into with our NEOs are provided in the “—Employment, Severance and Change in Control Arrangements” section.
Tax Deductibility of Compensation
In general, Section 162(m) of the U.S. Internal Revenue Code (the “Code”) precludes publicly held corporations from deducting for U.S. federal income tax purposes in excess of $1,000,000 per year in compensation per person paid to certain executives designated as “covered employees” under Section 162(m) of the Code (generally, the Company’s CEO, CFO and its three highest paid executive officers other than its CFO).
While we consider the tax effect (including with respect to the expected lack of deductibility under amended Section 162(m)) of our compensation decisions, the principal consideration behind our selection of executive compensation elements continues to be whether the element can facilitate achievement of our executive compensation program objectives.

Summary Compensation Table
The following table sets forth information relating to fiscal years 2022, 2021 and 2020 compensation of our CEO, CFO, former CFO and our three other most highly compensated persons serving as executive officers as of January 1, 2023:

Name and Principal Position	Year	Salary (2)	Bonus (3)	Stock Awards (4)	Option Awards (5)	Non-equity Incentive Plan Compensation (6)	All Other Compensation (7)	Total
Douglas C. Bryant	2022	$1,010,625	$1,054,875	$6,867,650	$1,404,343	$1,845,641	$904,957	$13,088,091
President and CEO	2021	$856,702	—	$2,348,764	$1,783,166	$547,188	$10,396	$5,546,216
	2020	$777,738	—	$3,342,366	$1,857,289	$1,190,000	$10,316	$7,177,709
Joseph M. Busky	2022	$316,712	$538,125	$1,499,977	$499,416	$380,571	$20,595	$3,255,396
CFO(1)
Randall J. Steward	2022	$385,193	$586,971	$1,499,960	—	$262,264	$423,359	$3,157,747
Former CFO(1)	2021	$488,824	—	$1,323,331	—	$234,164	$10,096	$2,056,415
	2020	$494,495	—	$1,499,904	—	$509,250	$9,874	$2,513,523
Robert J. Bujarski	2022	$591,346	$630,000	$2,731,081	$668,651	$864,300	$529,663	$6,015,041
EVP and Chief Operating Officer	2021	$514,135	—	$1,129,890	$406,851	$246,094	$10,396	$2,307,366
	2020	$512,402	—	$793,295	$387,533	$540,750	$10,166	$2,244,146
Michelle A. Hodges	2022	$478,462	$528,750	$1,415,515	$334,325	$540,188	$248,565	$3,545,805
SVP, General Counsel	2021	$399,577	—	$2,401,765	$219,056	$210,938	$10,096	$3,241,432
Werner Kroll, Ph.D.	2022	$550,000	$96,250	$1,849,937	—	$594,206	$10,702	$3,101,095
SVP, Research and Development	2021	$490,014	—	$1,499,998	—	$257,813	$10,396	$2,258,221
	2020	$421,856	—	$1,649,909	—	$428,063	$10,166	$2,509,994
(1)Mr. Busky became our CFO effective as of May 27, 2022. During 2022, Mr. Steward served as our CFO from January 1, 2022 through May 27, 2022.
(2)The amounts shown reflect the base salaries earned by the NEOs during the applicable year. The amount for Mr. Busky has been pro-rated for the time period he served as our CFO in 2022.
(3)The amounts shown reflect (a) the success/transaction cash bonus awards that were paid to Messrs. Bryant, Busky, Steward and Bujarski and Ms. Hodges upon the closing of the Combinations, (b) 25% of the integration/retention cash bonus awards that were paid to Messrs. Bryant and Bujarski, Ms. Hodges and Dr. Kroll upon the closing of the Combinations and (c) 40% of the integration/retention cash bonus award that was paid to Mr. Busky upon the closing of the Combinations. See the “—Compensation Discussion and Analysis—Special Compensation Awards” section for information on these bonus awards.
(4)This column represents the grant date fair value of time-based and performance-based RSUs granted during fiscal years 2022, 2021 and 2020, as well as (a) for 2022, the Premium RSUs associated with the 2022 Employee Deferred Program, (b) for 2021, the Premium RSUs associated with the 2021 Employee Deferred Program and (c) for 2020, the Premium RSUs associated with the 2020 Employee Deferred Program, as described in Note (2) of the “Nonqualified Deferred Compensation” table. RSUs are valued based on the closing price of our common stock on the grant date. For additional information with respect to the 2022 grants, refer to Notes 10 and 11 of our Consolidated Financial Statements in the Annual Report. See the “Grants of Plan-Based Awards in Fiscal Year 2022” table for information on RSUs granted in 2022. The performance-based RSUs granted in 2022 provide for a single level of payout and thus there is no maximum to report.
(5)This column represents the grant date fair value of stock options granted during fiscal years 2022, 2021 and 2020. The grant date fair value of stock options is determined using the Black-Scholes option pricing model. For additional information on the valuation assumptions with respect to the 2022 grants, refer to Note 11 of our Consolidated Financial Statements in the Annual Report. See the “Grants of Plan-Based Awards in Fiscal Year 2022” table for information on stock options granted in 2022.
(6)This column represents the approved awards to each NEO under the 1H 2022 Cash Incentive Plan, 2H 2022 Cash Incentive Plan, Ortho’s PBP program for the first half of 2022, the 2021 Cash Incentive Plan and the 2020 Cash Incentive Plan, as applicable. Each NEO (other than Mr. Busky) could also elect to participate in the 2022 Employee Deferred Program, the 2021 Employee Deferred Program and the 2020 Employee Deferred Program with respect to any payments received under the 1H 2022 and 2H 2022 Cash Incentive Plans, the 2021 Cash Incentive Plan and the 2020 Cash Incentive Plan, respectively. Mr. Busky was not eligible to participate in these Employee Deferred Programs because his service with the Company commenced after the election periods. The cash bonus under the 1H 2022 Cash

Incentive Plan and Ortho’s PBP program for the first half of 2022 was paid in August and September 2022 and the cash bonus under the 2H 2022 Cash Incentive Plan was paid in March 2023. The cash bonus under the 2021 Cash Incentive Plan was paid in early 2022. The cash bonus under the 2020 Cash Incentive Plan was paid in early 2021. The amounts shown are inclusive of the cash component and deferred Covered Bonus component of the electing officer’s award, but do not include the Premium RSUs component which is included as a component of the amounts in the “Stock Awards” column for the year in which such Premium RSUs were granted.
(7)During the year ended January 1, 2023, (a) certain NEOs (as shown below) received tax gross-ups, including those associated with their success cash bonus awards in connection with the Combinations, (b) perquisites and other personal benefits for Mr. Bryant consisted of benefits he received in connection with President’s Club and for Mr. Busky consisted of a relocation allowance, (c) the Company made contributions under our 401(k) plan to certain NEOs (as shown below), (d) the Company funded a long-term disability plan in an amount equal to 60% of the applicable NEO’s annual salary, a benefit that is available to all employees, and (e) the Company funded a group term life insurance plan in an amount equal to two times the NEO’s annual salary, a benefit that is provided to all employees. All other compensation consists of the following:

	Tax Gross-ups	Perquisites and Other Personal Benefits	401(k) Contributions	Long-term Disability	Group Term Life Insurance
Douglas C. Bryant	$876,234	$18,021	$9,150	$990	$562
Joseph M. Busky	—	$20,000	—	—	$595
Randall J. Steward	$412,870	—	$9,150	$990	$349
Robert J. Bujarski	$518,961	—	$9,150	$990	$562
Michelle A. Hodges	$237,863	—	$9,150	$990	$562
Werner Kroll, Ph.D.	—	—	$9,150	$990	$562

Grants of Plan-Based Awards in Fiscal Year 2022
The following table sets forth all plan-based awards granted to our NEOs during fiscal year 2022:

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas C. Bryant	1/31/2022	—	—	—	—	—	—	27,043	27,043	$103.36	$4,199,507
	1/31/2022	—	—	—	—	—	—	24,187	—	—	$2,499,968
	1/31/2022	$320,313	$640,625	$896,875	—	—	—	—	—	—	—
	8/22/2022	—	—	—	—	—	—	13,362	—	—	$1,144,723
	8/22/2022	$320,313	$640,625	$960,938	—	—	—	—	—	—	—
	8/22/2022	—	—	—	—	11,894	—	—	—	—	$1,018,959
	12/31/2022	—	—	—	—	—	—	13,929	—	—	$1,210,987
Joseph M. Busky	5/17/2022	$10,364	$204,555	$272,740	—	—	—	—	—	—	—
	6/1/2022	—	—	—	—	—	—	16,174	10,411	$92.74	$1,999,393
	8/22/2022	$103,125	$206,250	$309,375	—	—	—	—	—	—	—
Randall J. Steward	1/31/2022	—	—	—	—	—	—	14,512	—	—	$1,499,960
	1/31/2022	$93,666	$187,331	$262,264	—	—	—	—	—	—	—
Robert J. Bujarski	1/31/2022	—	—	—	—	—	—	12,878	12,876	$103.36	$1,999,721
	1/31/2022	—	—	—	—	—	—	13,545	—	—	$1,400,011
	1/31/2022	$150,000	$300,000	$420,000	—	—	—	—	—	—	—
	8/22/2022	$150,000	$300,000	$450,000	—	—	—	—	—	—	—
Michelle A. Hodges	1/31/2022	—	—	—	—	—	—	6,439	6,438	$103.36	$999,860
	1/31/2022	—	—	—	—	—	—	7,256	—	—	$749,980
	1/31/2022	$93,750	$187,500	$262,500	—	—	—	—	—	—	—
	8/22/2022	$93,750	$187,500	$281,250	—	—	—	—	—	—	—
Werner Kroll, Ph.D.	1/31/2022	—	—	—	—	—	—	10,642	—	—	$1,099,957
	1/31/2022	—	—	—	—	—	—	7,256	—	—	$749,980
	1/31/2022	$103,125	$206,250	$288,750	—	—	—	—	—	—	—
	8/22/2022	$103,125	$206,250	$309,375	—	—	—	—	—	—	—
(1)These columns show the potential value of the payout for each NEO under the 1H 2022 Cash Incentive Plan, 2H 2022 Cash Incentive Plan and Ortho’s PBP program for the first half of 2022 (as applicable), if the threshold, target and maximum goals are satisfied for all performance measures. The business measurements, performance goals and salary and bonus multiples for determining the payout are described in the “—Compensation Discussion and Analysis—Annual Cash Incentive Program” section. Payouts were made as described in the “—Compensation Discussion and Analysis—Annual Cash Incentive Program” section and in Note (6) to the Summary Compensation Table.
(2)These columns show the potential number of awards to be paid out to Mr. Bryant related to the performance-based RSUs if the target is achieved. The performance-based RSUs for Mr. Bryant were granted in August 2022 and vest over a three-year period as follows: (a) 33% of the underlying shares of common stock will vest upon achievement of at least $60 million in cumulative cost synergies from the Combinations by December 31, 2024; (b) 33% of the underlying shares of common stock will vest upon achievement of at least $90 million in cumulative cost synergies from the Combinations by December 31, 2025; and (c) 34% of the underlying shares of common stock will vest upon achievement of cumulative worldwide sales of our Savanna instruments of at least $380 million by December 31, 2025.
(3)This column shows the number of time-based RSUs granted in 2022 to the NEOs. Time-based RSUs for Messrs. Bryant and Bujarski and Ms. Hodges vest over a four-year period, with 25% of the underlying shares of common stock vesting each year on the anniversary of the grant date. Time-based RSUs for Messrs. Busky and Steward and Dr. Kroll vest over a three-year period, with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date. This column also includes the number of RSUs granted in 2022 to Mr. Bryant under the 2022 Employee Deferred Program, which equaled (a) the amount of his bonus deferred under the program, divided by the closing price of our common stock on February 28, 2023, multiplied by 1.3, as a premium. $926,433 (included in the “Grant Date Fair Value” column) represents compensation deferred by Mr. Bryant and is included in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table.
(4)This column shows the number of stock options granted in 2022 to the NEOs. Stock options for Messrs. Bryant and Bujarski and Ms. Hodges vest over a four-year period, with 25% of the underlying shares of common stock vesting each year on the anniversary of the grant date. Stock options for Mr. Busky vest over a three-year period, with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date.
(5)This column shows the exercise price for the stock options granted, which was the closing price of our common stock on the grant date.
(6)This column shows the full grant date fair value under ASC Topic 718 of time-based RSUs, performance-based RSUs and stock options granted to the NEOs in 2022. For time-based RSUs and performance-based RSUs, fair value is calculated using the closing price of our common stock on the grant date. The grant date fair value is the amount that we would expense in our Consolidated Financial Statements over the award’s vesting schedule, unless the NEO leaves the Company. For stock options, fair value is calculated using the Black-Scholes value on the grant date and is the amount that we would expense in our Consolidated Financial Statements over the award’s vesting schedule, unless the NEO leaves the Company. For additional information on the valuation assumptions, refer to Note 11 of our Consolidated Financial Statements in the Annual Report.
Outstanding Equity Awards at 2022 Fiscal Year-end
The following table sets forth information on the stock options, time-based RSUs and performance-based RSUs held by the NEOs as of January 1, 2023. This table includes unexercised and unvested stock options and unvested time-based RSUs and performance-based RSUs. Each equity grant is shown separately for each NEO. The vesting schedule for each grant is shown following this table based on the grant date. The market value of the stock awards is based on the closing price of our common stock as of December 30, 2022, which was $85.67. For additional information about the stock options and RSUs, see the “—Compensation Discussion and Analysis—Longer-term Equity Incentive Awards” section.

	Option Grant Date	Option Awards(1)				Stock Awards
Name		Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas C. Bryant	2/10/2016	23,461	—	$15.40	2/10/2026
	2/15/2017	20,249	—	$21.08	2/15/2027
	1/16/2018	27,637	—	$46.41	1/16/2028
	2/4/2019	28,080	9,360	$59.12	2/4/2029	2/4/2019	(2)	18,720	$1,603,742	—	—
	2/3/2020	15,180	15,178	$77.16	2/3/2030	2/3/2020	(2)	7,590	$650,235	—	—
						2/3/2020	(3)	—	—	15,180	$1,300,471
	8/24/2020	7,062	3,531	$228.21	8/24/2030	8/24/2020	(4)	1,461	$125,164	—	—
	2/1/2021	2,231	6,693	$254.00	2/1/2031	2/1/2021	(2)	3,347	$286,737	—	—
						2/1/2021	(3)	—	—	4,462	$382,260
	7/28/2021	3,713	7,427	$142.45	7/28/2031
	1/31/2022	—	27,043	$103.36	1/31/2032	1/31/2022	(2)	27,043	$2,316,774	—	—

						1/31/2022	(5)	794	$68,022	—	—
						1/31/2022	(6)	24,187	$2,072,100	—	—
						8/22/2022	(5)	3,140	$269,004	—	—
						8/22/2022	(3)	—	—	11,894	$1,018,959
						12/31/2022	(5)	3,273	$280,398	—	—
Joseph M. Busky	7/7/2020	14,007	28,017	$119.06	7/7/2030
	6/1/2022	—	10,411	$92.74	6/1/2032	6/1/2022	(2)	16,174	$1,385,627	—	—
Randall J. Steward	2/15/2017	3,796	—	$21.08	2/15/2027
	1/16/2018	9,596	—	$46.41	1/16/2028
	2/4/2019	7,247	2,415	$59.12	2/4/2029	2/4/2019	(2)	4,831	$413,872	—	—
						2/3/2020	(7)	5,616	$481,123	—	—
						8/24/2020	(4)	292	$25,016	—	—
						2/1/2021	(7)	3,412	$292,306	—	—
						1/31/2022	(7)	14,512	$1,243,243	—	—
						1/31/2022	(5)	226	$19,361	—	—
Robert J. Bujarski	2/5/2015	8,798	—	$23.41	2/5/2025
	2/10/2016	17,596	—	$15.40	2/10/2026
	2/15/2017	14,343	—	$21.08	2/15/2027
	1/16/2018	9,212	—	$46.41	1/16/2028
	2/4/2019	5,435	1,811	$59.12	2/4/2029	2/4/2019	(2)	3,623	$310,382	—	—
	2/3/2020	3,321	3,320	$77.16	2/3/2030	2/3/2020	(2)	3,320	$284,424	—	—
	9/14/2020	1,467	1,468	$159.39	9/14/2030	9/14/2020	(8)	628	$53,801	—	—
	2/1/2021	878	2,636	$254.00	2/1/2031	2/1/2021	(2)	2,637	$225,912	—	—
						10/15/2021	(9)	1,170	$100,234	—	—
	1/31/2022	—	12,876	$103.36	1/31/2032	1/31/2022	(2)	12,878	$1,103,258	—	—
						1/31/2022	(5)	357	$30,584	—	—
						1/31/2022	(6)	13,545	$1,160,400	—	—
Michelle A. Hodges	12/1/2020	1,052	1,053	$188.95	12/1/2030	12/1/2020	(10)	476	$40,779	—	—
	2/1/2021	473	1,419	$254.00	2/1/2031	2/1/2021	(2)	1,420	$121,651	—	—
						5/25/2021	(11)	1,260	$107,944	—	—
						10/15/2021	(9)	1,170	$100,234	—	—
						11/8/2021	(12)	7,940	$680,220	—	—
	1/31/2022	—	6,438	$103.36	1/31/2032	1/31/2022	(2)	6,439	$551,629	—	—
						1/31/2022	(5)	204	$17,477	—	—
						1/31/2022	(6)	7,256	$621,622	—	—
Werner Kroll, Ph.D.	1/16/2018	2,303	—	$46.41	1/16/2028
	2/4/2019	1,962	1,962	$59.12	2/4/2029	2/4/2019	(2)	3,925	$336,255	—	—
						2/4/2020	(13)	4,268	$365,640	—	—
						7/1/2020	(14)	981	$84,042	—	—
						2/1/2021	(13)	2,625	$224,884	—	—
						7/28/2021	(15)	2,340	$200,468	—	—
						1/31/2022	(13)	10,642	$911,700	—	—
						1/31/2022	(6)	7,256	$621,622	—	—

(1)Generally, stock options are time-based and vest over three to four years. For stock options that were not exercisable at January 1, 2023 and were granted on August 24, 2020, July 28, 2021 or June 1, 2022 presented in the table above, one-third of the underlying shares of common stock vest each year on the anniversary of the grant date over a three-year period. For the stock options that were not exercisable at January 1, 2023 and were granted on February 3, 2020, February 1, 2021 or January 31, 2022 presented in the table above, 25% of the underlying shares of common stock vest each year on the anniversary of the grant date over a four-year period. For the stock options that were not exercisable at January 1, 2023 and were granted on February 4, 2019, September 14, 2020 or December 1, 2020 presented in the table above, the first 50% of the underlying shares of common stock vest on the second anniversary of the grant date and the remaining 50% of the underlying shares of common stock vest in equal annual installments (25% per year) thereafter through the remainder of the four-year vesting period. For the stock options that were not exercisable at January 1, 2023 and were granted on July 7, 2020 presented in the table above, 7,005 of such stock options are time-based options, which will become fully vested on July 7, 2023; the remaining 21,012 stock options are performance-based stock options that vest on such date that the Company’s stock price equals or exceeds $125.69, provided that prior to such date, the Carlyle Stockholder has attained certain cash returns on its investment.
(2)Represents time-based RSUs granted to the NEOs. RSUs granted on February 4, 2019 fully vest on the fourth anniversary of the grant date. For RSUs granted on February 3, 2020, February 1, 2021 and January 31, 2022, 25% of the RSUs vest each year on the anniversary of the grant date over a four-year period. For RSUs granted on June 1, 2022, one-third of the RSUs vest each year on the anniversary of the grant date over a three-year period.
(3)Represents performance-based RSUs granted to Mr. Bryant. Performance-based RSUs granted in February 2020 and February 2021 vest over a five-year period, subject to the achievement of performance metrics tied to net revenue growth. Performance-based RSUs granted in August 2022 vest over a three-year period as follows: (a) 33% of the underlying shares of common stock will vest upon achievement of at least $60 million in cumulative cost synergies from the Combinations by December 31, 2024; (b) 33% of the underlying shares of common stock will vest upon achievement of at least $90 million in cumulative cost synergies from the Combinations by December 31, 2025; and (c) 34% of the underlying shares of common stock will vest upon achievement of cumulative worldwide sales of our Savanna instruments of at least $380 million by December 31, 2025.
(4)Represents RSUs granted to Messrs. Bryant and Steward for their efforts and contributions to the Company’s COVID-19 testing needs. One-third of the RSUs vest each year on the anniversary of the grant date over a three-year period.
(5)Represents the Premium RSUs component related to the 2021 and 2022 Employee Deferred Programs as detailed in the “Nonqualified Deferred Compensation” table, which have vested and will vest in January 2023, August 2023 and February 2024, respectively.
(6)Represents integration/retention equity awards granted in the form of RSUs. 50% of the RSUs vest on the second anniversary of the grant date and the remaining 50% of the RSUs vest in equal annual installments (25% per year) thereafter.
(7)Represents RSUs granted to Mr. Steward as part of his individual retirement program. One-third of the RSUs vest each year on the anniversary of the grant date over a three-year period.
(8)Represents RSUs granted to Mr. Bujarski upon his appointment as the Company’s Chief Operating Officer. 25% of the RSUs vest each year on the anniversary of the grant date over a four-year period.
(9)Represents RSUs granted to Mr. Bujarski and Ms. Hodges for their efforts and contributions to the resolution of the Beckman litigation and implementation of the related transition agreements. 25% of the RSUs vest each year on the anniversary of the grant date over a four-year period.
(10)Represents RSUs granted to Ms. Hodges upon her appointment as the Company’s SVP, General Counsel. 25% of the RSUs vest each year on the anniversary of the grant date over a four-year period.
(11)Represents RSUs granted to Ms. Hodges for her extraordinary efforts and contributions related to business development matters and for retention purposes. 25% of the RSUs vest each year on the anniversary of the grant date over a four-year period.
(12)Represents RSUs granted to Ms. Hodges for her extraordinary efforts and contributions related to business development matters and for retention purposes. One-third of the RSUs vest each year on the anniversary of the grant date over a three-year period.
(13)Represents RSUs granted to Dr. Kroll as part of his individual retirement program. One-third of the RSUs vest each year on the anniversary of the grant date over a three-year period.
(14)Represents RSUs granted to Dr. Kroll for his efforts and contributions to the Company’s development of COVID-19 diagnostic products. One-third of the RSUs vest each year on the anniversary of the grant date over a three-year period.
(15)Represents RSUs granted to Dr. Kroll for his efforts and contributions to the achievement of certain key R&D milestones. One-third of the RSUs vest each year on the anniversary of the grant date over a three-year period.

Option Exercises and RSUs Vested in Fiscal Year 2022
The following table sets forth stock options that were exercised by and RSUs that vested for the NEOs during fiscal year 2022:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Douglas C. Bryant	—	—	1,115	(3)	$114,087
			1,460	(4)	$125,268
			3,795	(5)	$378,286
			13,819	(6)	$1,587,527
Joseph M. Busky	—	—	—		—
Randall J. Steward	—	—	1,706	(3)	$174,558
			292	(4)	$25,054
			5,616	(5)	$559,803
			4,798	(6)	$551,194
			1,033	(7)	$91,317
Robert J. Bujarski	—	—	879	(3)	$89,939
			1,660	(5)	$165,469
			4,606	(6)	$529,137
			1,033	(7)	$91,317
			389	(8)	$29,677
			313	(9)	$26,057
Michelle A. Hodges	—	—	473	(3)	$48,397
			389	(8)	$29,677
			238	(10)	$22,289
			3,970	(11)	$348,129
			420	(12)	$41,576
Werner Kroll, Ph.D.	—	—	1,312	(3)	$134,244
			4,606	(6)	$529,137
			4,376	(13)	$452,697
			4,268	(14)	$421,977
			1,170	(15)	$119,773
			981	(16)	$95,265
(1)The value realized on exercise equals the intrinsic value of the exercise, which is the gain realized in the difference from the market price of the shares sold and the exercise price of the shares purchased.
(2)The value realized on vesting equals the closing price of our common stock on the vesting date (the date the restrictions lapsed) multiplied by the number of shares with respect to which restrictions lapsed on such date.
(3)During 2022, restrictions lapsed with respect to 1,115, 1,706, 879, 473 and 1,312 shares of RSUs held by Messrs. Bryant, Steward and Bujarski, Ms. Hodges and Dr. Kroll, respectively. The closing price of our common stock on the vesting date was $102.32 per share.
(4)During 2022, restrictions lapsed with respect to 1,460 and 292 shares of RSUs held by Messrs. Bryant and Steward, respectively. The closing price of our common stock on the vesting date was $85.80 per share.
(5)During 2022, restrictions lapsed with respect to 3,795, 5,616 and 1,660 shares of RSUs held by Messrs. Bryant, Steward and Bujarski, respectively. The closing price of our common stock on the vesting date was $99.68 per share.
(6)During 2022, restrictions lapsed with respect to 13,819, 4,798, 4,606 and 4,606 shares of RSUs held by Messrs. Bryant, Steward and Bujarski and Dr. Kroll, respectively. The closing price of our common stock on the vesting date was $114.88 per share.
(7)During 2022, restrictions lapsed with respect to 1,033 and 1,033 shares of RSUs held by Messrs. Steward and Bujarski, respectively. The closing price of our common stock on the vesting date was $88.40 per share.

(8)During 2022, restrictions lapsed with respect to 389 and 389 shares of RSUs held by Mr. Bujarski and Ms. Hodges, respectively. The closing price of our common stock on the vesting date was $76.29 per share.
(9)During 2022, the restrictions lapsed with respect to 313 shares of RSUs held by Mr. Bujarski. The closing price of our common stock on the vesting date was $83.25 per share.
(10)During 2022, restrictions lapsed with respect to 238 shares of RSUs held by Ms. Hodges. The closing price of our common stock on the vesting date was $93.65 per share.
(11)During 2022, restrictions lapsed with respect to 3,970 shares of RSUs held by Ms. Hodges. The closing price of our common stock on the vesting date was $87.69 per share.
(12)During 2022, restrictions lapsed with respect to 420 shares of RSUs held by Ms. Hodges. The closing price of our common stock on the vesting date was $98.99 per share.
(13)During 2022, restrictions lapsed with respect to 4,376 shares of RSUs held by Dr. Kroll. The closing price of our common stock on the vesting date was $103.45 per share.
(14)During 2022, restrictions lapsed with respect to 4,268 shares of RSUs held by Dr. Kroll. The closing price of our common stock on the vesting date was $98.87 per share.
(15)During 2022, restrictions lapsed with respect to 1,170 shares of RSUs held by Dr. Kroll. The closing price of our common stock on the vesting date was $102.37 per share.
(16)During 2022, restrictions lapsed with respect to 981 shares of RSUs held by Dr. Kroll. The closing price of our common stock on the vesting date was $97.11 per share.
Nonqualified Deferred Compensation
The following table sets forth compensation deferred by each NEO during fiscal year 2022:

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/Distributions in Last FY (4)	Aggregate Balance at Last FYE (5)
Douglas C. Bryant	$1,802,151	$553,559	$(511,486)	—	$3,464,365
Joseph M. Busky(6)	—	—	—	—	—
Randall J. Steward	—	—	$(24,023)	—	$116,340
Robert J. Bujarski	—	—	$(344,958)	—	$706,192
Michelle A. Hodges	—	—	$(21,653)	—	$104,860
Werner Kroll, Ph.D.	—	—	$(216,713)	$(120,128)	$305,500
(1)Represents the amount of incentive compensation deferred under the 2022 Employee Deferred Program by each NEO. The amount is included as a component of “Non-equity Incentive Plan Compensation” for 2022 in the Summary Compensation Table.
(2)Represents the 10%, 20% or 30% premium above the deferred incentive compensation amount as described above. Such amounts are included as a component of “Stock Awards” for 2022 in the Summary Compensation Table.
(3)Represents the change in value of the deferred incentive compensation for each NEO relating to the 2019 Employee Deferred Program, 2020 Employee Deferred Program, 2021 Employee Deferred Program and 2022 Employee Deferred Program (collectively, the “Deferred Bonus Programs”).
(4)Represents the market value of the stock on the date of distribution to Dr. Kroll in accordance with his specified distribution election.
(5)Aggregate deferrals include deferrals from the Deferred Bonus Programs. Each employee participating in the 2022 Employee Deferred Program is eligible for a Premium RSU equal to either 10%, 20% or 30% of the deferred 2022 cash incentive bonus, depending on the length of deferral elected by the employee, which vests on August 22, 2023 and February 28, 2024. Pursuant to this program, Mr. Bryant received the following RSUs on August 22, 2022 and February 28, 2023: 13,362 shares (including 3,140 shares relating to the premium component) and 13,929 shares (including 3,273 shares relating to the premium component), respectively. Such prior year deferred amounts were reported as compensation to each respective NEO for the respective prior years in the Summary Compensation Table. See Notes (1) and (2) above.
(6)Mr. Busky became an executive officer of the Company upon the closing of the Combinations and therefore was not eligible to participate in the 2022 Employee Deferred Program because his service with the Company commenced after the election period.

Employment, Severance and Change in Control Arrangements
In connection with the appointment of Mr. Bryant as our President and CEO on January 16, 2009, Mr. Bryant entered into an employment agreement with us. Mr. Bryant’s employment agreement sets forth the terms of his employment with us and provides for, among other matters: (1) a minimum base salary of $450,000 per annum, subject to upward adjustment by the Board or the Compensation Committee; and (2) an annual cash incentive bonus based on attainment of performance goals set by the Board or the Compensation Committee with a target of at least 80% of base salary and a maximum opportunity of at least up to 120% of base salary. Mr. Bryant’s base salary for 2022 was $1,025,000.
Under his employment agreement, Mr. Bryant is an “at-will” employee of the Company, which means that either Mr. Bryant or we may terminate his employment at any time for any reason. However, and except in the context of a change in control, if Mr. Bryant’s employment with us is terminated without “cause” or he terminates his employment for “good reason” (each as defined in his employment agreement) and thereafter delivers and does not revoke a general release, he is entitled to a severance payment equal to eighteen (18) months of his then-current base salary and payment of health insurance premiums for a period of eighteen (18) months following termination. Amounts payable to Mr. Bryant upon a change in control of the Company are generally governed by his change in control agreement, dated as of January 16, 2009, which is described below.
Messrs. Busky, Steward and Bujarski, Ms. Hodges and Dr. Kroll are each “at will” employees of the Company with compensation arrangements that include, among other items: (1) a base salary for 2022 of $550,000, $300,000, $600,000, $500,000 and $550,000, respectively; and (2) eligibility for an annual cash incentive bonus in accordance with our Cash Incentive Plans (other than Mr. Steward who retired from the CFO position in May 2022 upon the closing of the Combinations, and is no longer eligible to participate in our Cash Incentive Plans). In addition, except in the context of a change in control, if we terminate Mr. Bujarski’s employment without cause, he would be entitled to a severance payment equal to six months of his annual base salary.
As a former Ortho executive officer, Mr. Busky is also eligible for severance benefits under the Ortho Severance Pay Plan (the “Severance Plan”), as supplemented by the Enhanced Minimum Severance Letter, entered into between Mr. Busky and Ortho in June 2020 (the “Enhanced Minimum Severance Letter,” and together with the Severance Plan, the “Ortho Severance Documents”). Under the Severance Plan, benefits are payable to employees upon a position elimination, reduction in force or such other reasons the Severance Plan administrator deems appropriate, subject to an employee’s execution and non-revocation of a release agreement. Severance benefits for Mr. Busky under the Ortho Severance Documents include six months’ base salary pay, paid in substantially equal installments. In addition, prior to the closing of the Combinations, the Ortho Compensation Committee approved an Omnibus Amendment to Award Agreements (the “Omnibus Amendment”), pursuant to which Mr. Busky’s unvested stock options granted under the Ortho equity incentive plans prior to the closing of the Combinations will become vested and exercisable in full upon Mr. Busky’s employment termination without cause. As a result of the Omnibus Amendment, Mr. Busky’s unvested stock options granted under the Ortho equity incentive plans would accelerate in vesting if he is terminated without cause, at which point he would be entitled to receive payment in cash equal to $7.14 per share in respect of such vested stock options under the terms of the Business Combination Agreement.
Mr. Steward and Dr. Kroll each entered into individual retirement programs with us in November 2019 and February 2020, respectively. These programs were entered into and approved by the Board and the Compensation Committee as part of our succession planning and to incentivize Mr. Steward to continue employment as CFO through at least March 31, 2022 and Dr. Kroll to continue employment as SVP, Research and Development through at least March 31, 2023. On February 1, 2022, the Company and Mr. Steward entered into an amendment to his individual retirement program, which extended the term of his employment as CFO beyond March 31, 2022 through the earlier of the consummation of the Combinations or termination of the Business Combination Agreement. Effective April 4, 2023, the Company and Dr. Kroll entered into an amended and restated individual retirement program, primarily to extend the term of his employment as SVP, Research and Development beyond March 31, 2023 through March 31, 2025 or an earlier transition date.
In connection with Mr. Steward’s individual retirement program (as amended) and the consummation of the Combinations, the Company and Mr. Steward entered into a Special Advisor Agreement pursuant to which Mr. Steward was engaged as a full-time employee, serving as a non-officer special advisor to our CEO commencing on May 27, 2022 at a pay rate of $300,000 per year for a term that is expected to expire in March 2024. Under his Special Advisor Agreement, Mr. Steward’s outstanding equity awards will continue to vest and be governed by the applicable equity incentive plan and award agreements through March 2024.
For each calendar year that Mr. Steward was employed by the Company as its CFO, he received RSUs with a value on the grant date of $1,300,000 with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date, subject to Mr. Steward’s continued employment with the Company in any capacity. These RSUs constituted the sole equity incentive compensation that Mr. Steward was entitled to receive on or after January 1, 2020 until he retired as CFO in May 2022.
For each calendar year that Dr. Kroll continued to be employed by the Company as its SVP, Research and Development, from 2020 through 2022, he received RSUs with a value on the grant date of a minimum of $1,000,000 with one-third of the underlying shares of common stock vesting each year on the anniversary of the grant date, subject to Dr. Kroll’s continued employment with the Company as its SVP, Research and Development. Under Dr. Kroll’s amended and restated individual retirement program, in 2023, 2024 and 2025, Dr. Kroll will receive stock options and/or RSUs with a total then-current grant value of $1,000,000 in each of such years; provided that Dr. Kroll continues to be employed by the Company as of such date and that after 2023 such amount will be increased commensurate with increases for other SVPs. Within parameters set by the Company, Dr. Kroll will be entitled to choose the mix of stock options and RSUs that he wishes to receive for each of 2023, 2024 and 2025, and such stock options and RSUs will be subject to time-based and performance-based vesting requirements. Similar to Mr. Steward, these stock options and/or RSUs constitute the sole equity incentive compensation that Dr. Kroll is entitled to receive on or after January 1, 2023, unless the Company determines otherwise. Dr. Kroll’s amended and restated individual retirement program contemplates that if he remains employed and in good standing in his position through the target or transition date, then upon ceasing to serve in his current role, he will enter into a Special Advisor Agreement, in the form provided in his program, and be engaged as a full-time employee, serving as a non-officer special advisor for a period of one year at a reduced pay rate and his equity awards will continue to vest and be governed by the applicable equity incentive plan and award agreements.
Each of Messrs. Bryant and Bujarski, Ms. Hodges and Dr. Kroll has entered into a change in control agreement with us, which provides for the payment of severance benefits in the event of termination of employment in connection with a change in control of the Company. The severance benefits are payable if their respective employment with us is terminated within 30 days prior to or three years following a change in control, unless terminated for cause or the termination is the result of a voluntary resignation (which does not include resignations stemming from a material adverse change in responsibilities, status, compensation, authority or location of workplace) or their death or disability. The change in control agreement for each of our NEOs includes a covenant by the NEO to not solicit, recruit or hire-away our employees or solicit, influence or attempt to influence any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company.
The severance benefits under the change in control agreements generally consist of a lump sum cash payment equal to one or two times the sum of (1) such executive’s highest annual salary rate within the three-year period ending on the date of termination, plus (2) an amount equal to the annualized average of all bonuses paid to the executive during the two-year period immediately before the date of termination. In addition, the change in control agreements provide for: payment of $25,000 to help defray the legal, tax and accounting fees and other costs associated with transitional matters; continued coverage for one or two years under our group medical insurance, group dental insurance and group vision insurance programs, unless and to the extent the executive obtains concurrent coverage through another program, in which case our coverage will be terminated or reduced as applicable; and immediate vesting and exercisability of any and all unvested stock options and RSUs held by the executive (unless previously waived or otherwise expressly agreed to by the executive).
Potential Post-employment Payments
As described above, our NEOs have employment, severance and/or change in control agreements with us. The table below illustrates the compensation that would be payable by us to each NEO in the event of a change in control of the Company or a termination of the NEO’s employment with the Company for various described reasons, sometimes referred to in this section as a “triggering event.” In accordance with applicable SEC rules, the following illustrations assume:
•that the triggering event in question, the death, disability, change in control or termination occurred on December 30, 2022, which was the last full business day prior to the last day of our 2022 fiscal year end, which fell on Sunday, January 1, 2023; and
•the calculations provided below are based on the closing price of our common stock as of December 30, 2022, which was $85.67.
In addition, in connection with any actual termination of employment, the Board or the Compensation Committee may determine to enter into an agreement providing additional benefits or amounts, or altering the terms of benefits described below, as deemed appropriate by the Board or the Compensation Committee. The illustrations exclude any vested awards deferred pursuant to our Employee Deferred Programs. The actual amounts that would be paid upon an NEO’s termination of employment can only be determined at the time of such NEO’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include our stock price at the time of termination and determinations by the Board.

Name	Potential Executive Benefits and Payments	Voluntary Termination Total	Retirement Total	Involuntary, Not for Cause or Voluntary, Good Reason Termination Total	Involuntary, for Cause Termination Total	Change in Control (Qualifying Termination) Total
Douglas C. Bryant	Base Salary(1)	—	—	$1,537,500	—	$2,050,000
	Short-term Incentive Bonus(2)	—	—	—	—	$3,447,704
	RSU Awards-Unvested and accelerated(3)	—	—	—	—	$10,373,866
	Stock Options-Unvested and accelerated(4)	—	—	—	—	$377,673
	Healthcare(5)	—	—	$44,054	—	$58,738
	Other Payments(6)	—	—	—	—	$25,000
Joseph M. Busky(7)	Base Salary(1)	—	—	$275,000	—	—
	Short-term Incentive Bonus(2)	—	—	—	—	—
	RSU Awards-Unvested and accelerated(3)	—	—	—	—	—
	Stock Options-Unvested and accelerated(4)	—	—	$1,896,059	—	—
	Healthcare(5)	—	—	$14,685	—	—
	Other Payments(6)	—	—	—	—	—
Randall J. Steward(7)	Base Salary(1)	—	—	—	—	—
	Short-term Incentive Bonus(2)	—	—	—	—	—
	RSU Awards-Unvested and accelerated(3)	—	—	—	—	—
	Stock Options-Unvested and accelerated(4)	—	—	—	—	—
	Healthcare(5)	—	—	—	—	—
	Other Payments(6)	—	—	—	—	—
Robert J. Bujarski	Base Salary(1)	—	—	$300,000	—	$1,200,000
	Short-term Incentive Bonus(2)	—	—	—	—	$1,740,394
	RSU Awards-Unvested and accelerated(3)	—	—	—	—	$3,268,995
	Stock Options-Unvested and accelerated(4)	—	—	—	—	$76,335
	Healthcare(5)	—	—	—	—	$58,738
	Other Payments(6)	—	—	—	—	$25,000
Michelle A. Hodges	Base Salary(1)	—	—	—	—	$1,000,000
	Short-term Incentive Bonus(2)	—	—	—	—	$1,279,876
	RSU Awards-Unvested and accelerated(3)	—	—	—	—	$2,241,556
	Stock Options-Unvested and accelerated(4)	—	—	—	—	—
	Healthcare(5)	—	—	—	—	$28,598
	Other Payments(6)	—	—	—	—	$25,000
Werner Kroll, Ph.D.	Base Salary(1)	—	—	—	—	$1,100,000
	Short-term Incentive Bonus(2)	—	—	—	—	$948,269
	RSU Awards-Unvested and accelerated(3)	—	—	—	—	$2,744,611
	Stock Options-Unvested and accelerated(4)	—	—	—	—	$52,091
	Healthcare(5)	—	—	—	—	$40,917
	Other Payments(6)	—	—	—	—	$25,000

(1)This amount represents two times the NEO’s highest annual salary rate within the three-year period ending on December 30, 2022. Payable in one lump sum upon termination.
(2)This amount represents two times the annualized average of all bonuses paid to the NEO in 2021 and 2022. Payable in one lump sum upon termination.
(3)This represents the value of unvested RSUs and unearned performance-based RSUs at target levels, including Premium RSUs earned pursuant to the Employee Deferred Programs as detailed in the “Nonqualified Deferred Compensation” table.
(4)This represents the intrinsic value of in-the-money unvested stock options (based on the closing price of $85.67 per share as of the last full business day prior to the end of our fiscal year 2022). Amounts for Mr. Busky represent his right to receive payment in cash equal to $7.14 per share in respect of any unvested stock options that accelerate in vesting if he is terminated without cause pursuant to the Omnibus Amendment.
(5)Per the change in control agreements, for one or two years, coverage is continued under our group medical insurance, group dental insurance and group vision insurance programs, unless and to the extent the NEO obtains concurrent coverage through another program, in which case our coverage will be terminated or reduced as applicable. In addition, if Mr. Bryant’s employment is terminated without “cause” or he terminates his employment for “good reason” (each as defined in his employment agreement) and thereafter does not revoke a general release, he is entitled to receive payment of health insurance premiums for a period of eighteen (18) months following termination.
(6)Each NEO’s change in control agreement provides for payment of $25,000 to help defray the legal, tax and accounting fees and other costs associated with transitional matters.
(7)Messrs. Busky and Steward did not have change in control agreements as of December 30, 2022.

CEO Pay Ratio
We are providing the following information regarding the relationship of the annual total compensation of our CEO and that of our “median employee,” as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with these pay ratio disclosure rules.
For our 2022 fiscal year:

•The estimated median of the annual total compensation of all of our employees, excluding our CEO, was $77,372;

•The annual total compensation of our CEO, as reported in the Summary Compensation Table, was $13,088,091; and

•The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was estimated to be 169 to 1.
In determining the pay ratio information provided above, we first identified our “median employee” for the 2022 fiscal year by using the following methodology, as permitted by the SEC’s pay ratio disclosure rules:

•We selected December 31, 2022 as the date upon which we would identify our employee population and median employee and, from our tax and payroll records, we compiled a list of 6,972 total full-time, part-time, temporary and seasonal employees who were employed on that date.

•We used total cash compensation during the 2022 fiscal year as a consistently applied compensation measure to identify our median employee from the employees on the list. For this purpose, we define total cash compensation as base wages. We did not include incentive cash compensation because our incentive cash compensation program does not extend throughout the organization and would therefore not be expected to impact the determination of the median employee.
Once our median employee was identified in the manner described above, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of our CEO, as reported in the Summary Compensation Table above.
It should be noted that the SEC’s pay ratio disclosure rules provide reporting companies with flexibility in determining the methodology used to identify the median employee and the pay ratio. Accordingly, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance metrics of the Company. For further information on the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Executive Compensation—Compensation Discussion and Analysis” section.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions) (7)		Adjusted EBITDA (in millions) (8)
					Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)
2022	$13,088,091	$6,654,018	$3,815,016	$2,506,945	$114.18	$99.81	$548.7	(9)	$1,331.0	(9)
2021	$5,546,216	$3,080,082	$2,465,859	$1,985,148	$179.91	$125.33	$704.2		$970.8
2020	$7,177,709	$27,887,022	$2,222,648	$8,787,817	$239.44	$130.04	$810.3		$1,115.3

(1)The dollar amounts reported are the amounts of total compensation reported in our Summary Compensation Table for Mr. Bryant, who served as our President and CEO for each of the periods reflected above. In 2022, Mr. Bryant received a success cash bonus award and 25% of his integration/retention cash bonus award that was paid upon the closing of the Combinations. See the “—Compensation Discussion and Analysis—Special Compensation Awards” section for information on these bonus awards.
(2)The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2022	$13,088,091	$(8,271,993)	$1,837,920	$6,654,018
2021	$5,546,216	$(4,131,930)	$1,665,796	$3,080,082
2020	$7,177,709	$(5,199,655)	$25,908,968	$27,887,022

(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)The equity award adjustments for each applicable year include, if applicable, the addition (or subtraction, as applicable) of the following:
(i)the year-end fair value of any equity awards granted in the applicable year that were outstanding and unvested as of the end of the year;
(ii)the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that were outstanding and unvested as of the end of the applicable year;
(iii)for awards that were granted and vested in the applicable year, the fair value as of the vesting date;
(iv)for awards granted in prior years that vested in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year);
(v)for awards granted in prior years that failed to meet the vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and
(vi)the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments for our PEO are as follows:

Year	Year-end Fair Value of Equity Awards Granted in the Year and Unvested at the End of the Year	Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value	Total Equity Award Adjustments
2022	$7,093,960	$(3,895,214)	N/A	$(1,360,826)	N/A	N/A	$1,837,920
2021	$2,436,411	$(4,707,366)	N/A	$3,936,751	N/A	N/A	$1,665,796
2020	$10,656,560	$15,099,356	N/A	$153,052	N/A	N/A	$25,908,968

(3)The dollar amounts reported represent the average of the amounts reported for the NEOs as a group (excluding our CEO) in the “Total” column of the Summary Compensation Table for each applicable year. The names of each of the NEOs (excluding our CEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Mr. Steward, who served as our CFO until May 27, 2022, Mr. Busky, who became our CFO effective May 27, 2022, Mr. Bujarski, Ms. Hodges and Dr. Kroll; (ii) for 2021, Messrs. Steward and Bujarski, Ms. Hodges and Dr. Kroll; and (iii) for 2020, Messrs. Steward and Bujarski, Dr. Kroll and Ratan S. Borkar. In 2022, Messrs. Bujarski and Steward, Ms. Hodges and Dr. Kroll received a success cash bonus award and/or 25% of their integration/retention cash bonus award that were paid upon the closing of the Combinations. Mr. Busky also received a transaction bonus and 40% of his retention bonus that were paid upon the closing of the Combinations. See the “—Compensation Discussion and Analysis—Special Compensation Awards” section for information on these bonus awards.
(4)The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our CEO), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our CEO) during the applicable year. In accordance with the SEC rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding our CEO) for each year to determine the compensation actually paid, using the same methodology described in Note 2 above:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$3,815,016	$(2,099,772)	$791,701	$2,506,945
2021	$2,465,859	$(1,745,223)	$1,264,512	$1,985,148
2020	$2,222,648	$(1,287,601)	$7,852,770	$8,787,817

(a)    The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year-end Fair Value of Equity Awards Granted in the Year and Unvested at the End of the Year	Year-over-Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year-over-Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value	Total Average Equity Award Adjustments
2022	$1,774,637	$(620,798)	N/A	$(362,138)	N/A	N/A	$791,701
2021	$1,257,732	$(968,170)	N/A	$974,950	N/A	N/A	$1,264,512
2020	$2,667,552	$4,785,750	N/A	$399,468	N/A	N/A	$7,852,770

(5)Cumulative Total Shareholder Return (“TSR”) is calculated based on a fixed investment of $100 from the beginning of calendar year 2020 (the earliest year in the table) through the end of the applicable year, assuming reinvestment of dividends.
(6)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: NASDAQ Healthcare Composite Index.

(7)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)Adjusted EBITDA consists of net income before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization and eliminates (i) certain non-operating income or expense items and (ii) impacts of certain non-cash, unusual or other items that are included in net income, which we do not consider indicative of our ongoing operating performance.
(9)In 2022, Net Income decreased to $548.7 million while adjusted EBITDA increased to $1,331.0 million, primarily due to the closing of the Combinations, which resulted in one-time increased costs in 2022, including higher depreciation and amortization expense, acquisition and integration costs and interest expenses (the “Increased Costs”). Specifically, the 2022 decrease in Net Income was impacted by the Increased Costs while the 2022 increase in adjusted EBITDA was primarily driven by the inclusion of Ortho’s adjusted EBITDA and the Increased Costs were excluded from adjusted EBITDA, as described in Note 8 above.

Financial Performance Measures
As described in greater detail in the “Executive Compensation—Compensation Discussion and Analysis” section, one of the core objectives of our executive compensation program is supporting our mission, values and corporate strategies by adopting a pay-for-performance philosophy that provides incentives to our executive officers and employees that are designed to support these core principles. The metrics that we use for both our long-term and short-term incentive awards, including our annual cash incentive programs, are selected with the objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

Most Important Performance Measures
Revenue
Adjusted EBITDA
Integration/Cost Synergy Target

Analysis of the Information Presented in the Pay versus Performance Table
While the Company utilizes several performance measures to align executive compensation with the Company’s performance, all such performance measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table:

Compensation Actually Paid, Company TSR and Peer Group TSR
*Compensation actually paid for 2020 was elevated due to Quidel’s extraordinary performance in 2020, during which Quidel’s total revenue increased 211% to $1,661.7 million compared to total revenue in 2019. 2020 was a transformational year for Quidel, in part due to its response to the COVID-19 pandemic by bringing critical new products to market to detect COVID-19 infections and the significant increase in its stock price compared to December 31, 2019.

Compensation Actually Paid and Net Income

Compensation Actually Paid and Adjusted EBITDA

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
The following table sets forth the number of shares of our common stock beneficially owned as of March 20, 2023 by (1) each person known by us to beneficially own more than 5% of our outstanding common stock, (2) each of the current directors, (3) each of the NEOs (as included in the Summary Compensation Table herein) and (4) all current directors and executive officers as a group. On March 20, 2023, there were 66,593,127 shares of our common stock outstanding.

	Beneficial Ownership of Common Stock(1)(2)
	Number of Shares (#)	Percent of Class (%)
>5% Stockholders
The Carlyle Group(3)	12,460,183	18.7%
1001 Pennsylvania Avenue, N.W., Suite 220
Washington, D.C. 20004
T. Rowe Price Investment Management, Inc.(4)	6,506,473	9.8%
101 E. Pratt Street
Baltimore, Maryland 21201
BlackRock, Inc.(5)	5,017,993	7.5%
55 E. 52nd Street
New York, New York 10055
The Vanguard Group(6)	4,798,611	7.2%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Jack W. Schuler(7)	3,863,788	5.8%
100 N. Field Drive, Suite 360
Lake Forest, Illinois 60045
Directors
Douglas C. Bryant(8)	701,964	1.1%
Kenneth F. Buechler(9)	119,576	*
Evelyn S. Dilsaver	481	*
Edward L. Michael(10)	12,722	*
Mary Lake Polan(11)	26,312	*
Ann D. Rhoads(12)	3,820	*
Robert R. Schmidt	—	*
Christopher M. Smith(13)	242,537	*
Matthew W. Strobeck(14)	63,216	*
Kenneth J. Widder(15)	44,490	*
Joseph D. Wilkins Jr.	1,913	*
Stephen H. Wise	—	*
Named Executive Officers
Joseph M. Busky(16)	14,199	*
Randall J. Steward(17)	42,238	*
Robert J. Bujarski(18)	109,400	*
Michelle A. Hodges(19)	9,132	*
Werner Kroll(20)	33,949	*
All directors and executive officers as a group (17 persons)(21)	1,455,431	2.2%

*	Indicates ownership of less than 1% of our outstanding common stock.

(1)Beneficial ownership is determined in accordance with SEC rules. Unless otherwise noted, and subject to applicable community property laws, each director and executive officer has sole voting and dispositive power with respect to the shares indicated. The address for our directors and executive officers is c/o QuidelOrtho Corporation, 9975 Summers Ridge Road, San Diego, California 92121.
(2)Shares of common stock subject to stock options or RSUs exercisable or vesting on or within 60 days of March 20, 2023 are deemed outstanding for computing the number of shares and the percentage ownership of the person holding such stock options or RSUs, but are not deemed outstanding for computing the percentage ownership of any other person.
(3)Based on information reported in a Schedule 13D filed with the SEC on June 6, 2022 by The Carlyle Group, which reported beneficial ownership of 12,460,183 shares of common stock with respect to which The Carlyle Group has shared voting and dispositive power of 12,460,183 shares. The Schedule 13D indicates that the schedule is filed by the following persons: The Carlyle Group Inc., Carlyle Holdings II GP L.L.C., Carlyle Holdings II L.L.C., CG Subsidiary Holdings L.L.C., TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., TC Group VI Cayman, L.L.C., TC Group VI Cayman, L.P. and Carlyle Partners VI Cayman Holdings, L.P.
(4)Based on information reported in a Schedule 13G filed with the SEC on February 14, 2023 by T. Rowe Price Investment Management, Inc., which reported beneficial ownership of 6,506,473 shares of common stock with respect to which T. Rowe Price Investment Management, Inc. has sole voting power of 2,402,616 shares and sole dispositive power of 6,506,473 shares.
(5)Based on information reported in Amendment No. 1 to a Schedule 13G filed with the SEC on January 31, 2023 by BlackRock, Inc., which reported beneficial ownership of 5,017,993 shares of common stock with respect to which BlackRock, Inc. has sole voting power of 4,869,881 shares and sole dispositive power of 5,017,993 shares.
(6)Based on information reported in a Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group, which reported beneficial ownership of 4,798,611 shares of common stock with respect to which The Vanguard Group has shared voting power of 30,938 shares, sole dispositive power of 4,716,529 shares and shared dispositive power of 82,082 shares.
(7)Based on information reported in Amendment No. 5 to a Schedule 13D filed with the SEC on May 21, 2019 by Jack W. Schuler, Jack W. Schuler Living Trust, Renate Schuler and Schuler Family Foundation and information furnished to us by Mr. Schuler, Mr. Schuler beneficially owns 3,863,788 shares of common stock with respect to which he has sole voting and dispositive power of 2,693,525 shares and shared voting and dispositive power of 1,105,263 shares. Mr. Schuler disclaims beneficial ownership of 1,105,263 shares held indirectly by the Schuler Family Foundation and 65,000 shares owned by the Renate Schuler Trust, except to the extent of his pecuniary interest in such shares, if any.
(8)Includes (i) 153,553 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2023 and (ii) 13,662 shares of common stock underlying an equal number of fully vested RSUs over which Mr. Bryant has no voting or dispositive power.
(9)Includes (i) 32,939 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2023, (ii) 13,863 shares of common stock underlying an equal number of fully vested RSUs over which Dr. Buechler has no voting or dispositive power, (iii) 200 shares of common stock that are beneficially owned by Dr. Buechler as custodian of his children’s Uniform Transfers to Minors Act accounts and (iv) 200 shares of common stock jointly owned with his children.
(10)Includes 3,624 shares of common stock underlying an equal number of fully vested RSUs over which Mr. Michael has no voting or dispositive power.
(11)Includes 8,959 shares of common stock underlying an equal number of fully vested RSUs over which Dr. Polan has no voting or dispositive power.
(12)Includes 1,572 shares of common stock underlying an equal number of fully vested RSUs over which Ms. Rhoads has no voting or dispositive power.
(13)Includes 207,983 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2023.
(14)Includes (i) 259 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2023, (ii) 1,649 shares of common stock underlying an equal number of fully vested RSUs over which Dr. Strobeck has no voting or dispositive power, (iii) 38,145 shares of common stock held by Birchview Fund, LLC (Dr. Strobeck has sole voting and dispositive power with respect to such shares in his capacity as the Managing Partner of such entity), (iv) 6,533 shares of common stock held directly by Dr. Strobeck and (v) 16,630 shares of common stock beneficially owned by Dr. Strobeck as custodian of his children’s Uniform Gift to Minors Act accounts.
(15)Includes (i) 22,440 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2023 and (ii) 3,366 shares of common stock underlying an equal number of fully vested RSUs over which Dr. Widder has no voting or dispositive power.
(16)Includes 14,007 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2023.

(17)Includes (i) 23,054 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2023 and (ii) 1,358 shares of common stock underlying an equal number of fully vested RSUs over which Mr. Steward has no voting or dispositive power.
(18)Includes (i) 68,618 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2023 and (ii) 4,670 shares of common stock underlying an equal number of fully vested RSUs over which Mr. Bujarski has no voting or dispositive power.
(19)Includes (i) 3,607 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2023 and (ii) 1,224 shares of common stock underlying an equal number of fully vested RSUs over which Ms. Hodges has no voting or dispositive power.
(20)Includes 6,227 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2023.
(21)All directors and executive officers as a group, and includes an aggregate of (i) 565,271 shares of common stock issuable upon exercise of options that are exercisable on or within 60 days of March 20, 2023, (ii) 15,825 shares of common stock underlying an equal number of RSUs issuable upon vesting on or within 60 days of March 20, 2023 and (iii) 52,589 shares of common stock underlying an equal number of fully vested RSUs over which no member of the group has voting or dispositive power.
Except for the information relating to stock options and RSUs, all information with respect to beneficial ownership of shares of common stock in this section is based on filings made by the respective beneficial owners with the SEC or information the beneficial owners provided to us.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. To our knowledge, based solely on our review of the reports filed with the SEC and written representations from our directors and executive officers that no Form 5 was required, during 2022, we believe that our directors, executive officers and holders of more than 10% of our common stock timely filed all reports required under Section 16(a) of the Exchange Act, except that due to an administrative oversight one Form 4 for Mr. Bryant, which reported his acquisition of RSUs under the 2022 Employee Deferred Program, was filed late.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about our equity compensation plans as of January 1, 2023. As of such date, we had outstanding awards under the following equity compensation plans: the 2018 Plan, 2014 Plan, 2021 Plan, our Amended and Restated 1983 Employee Stock Purchase Plan (the “ESPP”), Quidel’s 2010 Equity Incentive Plan (the “2010 Plan”) and Quidel’s Amended and Restated 2001 Equity Incentive Plan (the “2001 Plan” and together with the 2014 Plan, 2021 Plan and 2010 Plan, the “Former Quidel and Ortho Plans”). The Former Quidel and Ortho Plans have been terminated, expired, superseded by subsequent plans or assumed by the Company, and no additional awards will be made under such plans. However, any outstanding awards under such plans will continue to vest in accordance with their terms.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	1,829,625	(1)	$73.56	3,044,593	(3)
Equity compensation plans not approved by stockholders(4)	880,666	(2)	106.62	—
Total	2,710,291	(1)(2)	$90.73	3,044,593	(3)
(1)Includes 1,022,373 RSUs, including performance-based RSUs, for which there is no exercise price reflected in column (b). Of these RSUs, 991,897 were granted under the 2018 Plan, 4,258 were granted under the 2010 Plan, 10,325 were granted under the 2001 Plan and 15,893 were granted under the 2021 Plan.
(2)Includes 8,404 restricted stock awards granted under the 2014 Plan for which there is no exercise price reflected in column (b).

(3)Includes (i) 736,630 shares of common stock available for issuance under the ESPP and (ii) 2,307,963 shares of common stock available for issuance, as of January 1, 2023, under the 2018 Plan, pursuant to which incentive stock awards may be granted, including restricted stock.
(4)Includes shares issuable under the 2014 Plan, a description of which is set forth immediately below.
Material Features of the 2014 Plan
On October 22, 2014, the board of directors of Ortho-Clinical Diagnostics Bermuda Co. Ltd. (“Ortho Bermuda”), Ortho’s predecessor, approved the 2014 Plan with the purpose of attracting, retaining and incentivizing employees, directors and consultants (the “2014 Plan Participants”) in furtherance of Ortho’s success. The 2014 Plan allowed for the issuance by Ortho of stock options, restricted stock and other stock-based awards. Stock options and restricted shares granted under the 2014 Plan were authorized by the board of directors of Ortho Bermuda and Ortho, as applicable, or a designated committee thereof (the “Plan Administrator”). The equity grants awarded under the 2014 Plan were typically in the form of stock options with an exercise price equal to the fair market value of Ortho’s shares on the grant date. The terms of the options varied with each grant and were determined by the Plan Administrator within the guidelines of the 2014 Plan. From time to time, Ortho also made limited awards of restricted stock to certain 2014 Plan Participants in order to deliver an additional form of equity incentive compensation. As a result of the closing of the Combinations, the 2014 Plan was assumed by the Company and will continue in effect on the same terms and conditions (subject to the adjustments required or permitted by the Business Combination Agreement), provided that no new awards will be made under the 2014 Plan and outstanding awards under the 2014 Plan were converted, in part, into stock options and restricted shares in the Company. As of January 1, 2023, there were 872,262 stock options and 8,404 unvested restricted stock awards outstanding under the 2014 Plan.

PROPOSAL 2
SAY-ON-PAY PROPOSAL
In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders with an advisory (non-binding) vote on the compensation of our NEOs (commonly referred to as “Say-on-Pay”). Accordingly, we are asking stockholders to vote on the following resolution at the Annual Meeting:
“Resolved, that the compensation paid to the Company’s NEOs, as disclosed in the “Executive Compensation—Compensation Discussion and Analysis” section, the accompanying compensation tables and the related narrative discussion in this Proxy Statement, is hereby approved.”
The advisory approval of the Company’s executive compensation is a non-binding vote on the compensation paid to the NEOs, as described pursuant to Item 402 of Regulation S-K, including in the “Executive Compensation—Compensation Discussion and Analysis” section, the accompanying compensation tables and the related narrative discussion set forth in this Proxy Statement.
As described in detail under the “Executive Compensation—Compensation Discussion and Analysis” section, our compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long-term interests. Stockholders are encouraged to read the “Executive Compensation—Compensation Discussion and Analysis” section, the accompanying compensation tables and the related narrative discussion.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. Unless the Board modifies its policy on the frequency of future Say-on-Pay votes, it is expected that the next Say-on-Pay vote will occur at the 2024 annual meeting of stockholders.
Vote Required and Board Recommendation
Advisory approval of the Say-on-Pay Proposal requires the affirmative vote of a majority of the voting power represented at the Annual Meeting in person or by proxy and entitled to vote on such proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE SAY-ON-PAY PROPOSAL.

PROPOSAL 3
SAY-ON-FREQUENCY PROPOSAL
In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, in accordance with the requirements of Section 14A of the Exchange Act, we are also providing stockholders with an advisory vote on whether future advisory votes on executive compensation should be held every one, two or three years (commonly referred to as “Say-on-Frequency”).
The Board believes that a frequency of “every one year” is the optimal interval for conducting and responding to a “Say-on-Pay” vote. The Dodd-Frank Act requires the Company to hold an advisory vote on the frequency of future Say-on-Pay votes at least once every six years, and the Company expects to hold its next Say-on-Frequency vote at the 2029 annual meeting of stockholders.
Stockholders are not voting to approve or disapprove the Board’s recommendation. Stockholders may specify whether they prefer such votes to occur every one year, two years or three years, or they may abstain from voting.
Because the vote on this proposal is advisory in nature, it will not be binding on the Board. However, the Board will consider the alternative that receives the greatest number of votes, even if that alternative does not receive a majority vote, along with other factors when making its decision on the frequency of future Say-on-Pay votes.
Vote Required and Board Recommendation
The Board will consider the alternative that receives the greatest number of votes, even if that alternative does not receive the affirmative vote of a majority of the voting power represented at the Annual Meeting in person or by proxy and entitled to vote on such proposal, as the preferred frequency of the stockholders. Abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE OPTION OF EVERY “ONE YEAR” FOR THE SAY-ON-FREQUENCY PROPOSAL.

PROPOSAL 4
EXTERNAL AUDITOR PROPOSAL
The Audit Committee has selected Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2023. We are asking our stockholders to ratify this selection. Although ratification is not required by law, our Bylaws or otherwise, the Board is submitting the selection of Ernst & Young to our stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
One or more representatives of Ernst & Young are expected to attend the Annual Meeting. The representatives of Ernst & Young will have an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate stockholder questions.
Vote Required and Board Recommendation
Approval of the External Auditor Proposal requires the affirmative vote of a majority of the voting power represented at the Annual Meeting in person or by proxy and entitled to vote on such proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE EXTERNAL AUDITOR PROPOSAL.

MEETING AND OTHER INFORMATION

Stockholder Proposals and Director Nominations

Our Bylaws require that a stockholder give timely written notice to our Corporate Secretary of any proposal for the nomination of a director or any other business such stockholder proposes to bring before an annual meeting of stockholders and comply with the other procedures set forth in our Bylaws (which includes timing and information required under Rule 14a‑19 of the Exchange Act). Such written notice must be given, either by personal delivery or U.S. mail, postage prepaid, to the Corporate Secretary, QuidelOrtho Corporation, 9975 Summers Ridge Road, San Diego, California 92121. To be timely, a stockholder’s notice (other than pursuant to Rule 14a‑8 of the Exchange Act) must be delivered to, or mailed and received by the Corporate Secretary, at the address provided above not less than ninety (90) days or more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be received by the Corporate Secretary no more than one hundred twenty (120) days prior to such annual meeting nor less than the later of (1) ninety (90) days prior to such annual meeting and (2) ten (10) days after the day on which public disclosure of the date of the meeting is first made by the Company. In no event will an adjournment or a postponement of an annual meeting for which notice has been given, or the public disclosure thereof, commence a new time period for a stockholder’s notice. Therefore, unless the 2024 annual meeting of stockholders is convened more than thirty (30) days before or more than sixty (60) days after such anniversary, notice of proposed nominations or proposals (other than pursuant to Rule 14a‑8 of the Exchange Act) must be received by our Corporate Secretary no earlier than January 17, 2024 and no later than the close of business (6:00 p.m. Pacific Time) on February 16, 2024. Any such nomination or proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our Bylaws. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a‑4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. In addition, a stockholder’s failure to comply with these and other applicable requirements may also result in a nomination or proposal being disregarded pursuant to our Bylaws.

Any notice to the Corporate Secretary must be in proper written form and set forth the matters and information listed in our Bylaws, including, if applicable, the matters relating to a director nomination.

Any eligible stockholder who desires to have a proposal considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act must submit such proposals to our Corporate Secretary at 9975 Summers Ridge Road, San Diego, California 92121. Such proposals must be received by us as of the close of business (6:00 p.m. Pacific Time) on December 7, 2023. Such proposals may or may not be included in the proxy statement.

Nothing in this section will be deemed to require us to include in our proxy solicitation materials relating to any annual meeting of stockholders any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC and set forth in our Bylaws.
Availability of Additional Information

We will provide, free of charge, a copy of our Annual Report, without exhibits, upon the written request of any stockholder of the Company. Please contact the Investor Relations department at QuidelOrtho Corporation, 9975 Summers Ridge Road, San Diego, California 92121. You may also obtain such documents by emailing our Investor Relations department at IR@QuidelOrtho.com.
Forward-Looking Statements
This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Without limiting the foregoing, the words “may,” “will,” “would,” “should,” “might,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” “continue,” or similar words, expressions or the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Forward-looking statements include any statements contained herein that are not statements of historical fact, including, but not limited to, certain statements made in the “Commitment to ESG Matters” section regarding our ESG strategies, initiatives and goals and the “Executive Compensation—Compensation Discussion and Analysis” section regarding the anticipated effects of our compensation structure and programs. Such statements are based on the beliefs and expectations of our management as of the date of this Proxy Statement and are subject to significant risks and uncertainties. Actual results or outcomes may differ significantly from those set forth or implied in the forward-looking statements. The risks, uncertainties and other factors discussed in the “Risk Factors” section in our most recent Annual Report on Form 10-K, and other filings we make with the SEC, could cause our actual results or outcomes to differ materially from those set forth or implied in the forward-looking statements. Investors should not rely on forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by nature. We expressly disclaim any obligation to update any of the forward-looking information or time-sensitive information included in this Proxy Statement, whether as a result of new information, future events, changed expectations or otherwise, except as required by law. All forward-looking statements are based on information currently available to us and speak only as of the date of this Proxy Statement.
Website References
Website references throughout this Proxy Statement are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this Proxy Statement.
Use of Trademarks
QuidelOrtho, Quidel, Ortho Clinical Diagnostics and Savanna are trademarks of QuidelOrtho Corporation. Other names and brands may be claimed as the property of others.
Other Business
We currently know of no other business that will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This Proxy Statement contains financial measures that are considered non-GAAP financial measures under applicable U.S. securities rules and regulations. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of the Company’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation.
The following table sets forth supplemental combined revenues, which include Ortho revenues on a pro forma basis as if the acquisition had occurred on January 4, 2021, and are in accordance with Regulation S-X Article 11 and Accounting Standards Codification 805, Business Combinations (in millions):

	Fiscal Year Ended
	January 1, 2023	January 2, 2022	% Change	Currency Impact	Constant Currency(a)	Less: COVID-19 revenue impact	Constant Currency, ex COVID-19 revenue
Labs	$1,331.2	$1,423.4	(6.5)%	(2.3)%	(4.2)%	2.6%	(1.6)%
Transfusion Medicine	668.1	664.2	0.6%	(4.8)%	5.4%	—%	5.4%
Point of Care	1,955.2	1,453.3	34.5%	(0.6)%	35.1%	31.9%	67.0%
Molecular Diagnostics	96.7	200.5	(51.8)%	(0.3)%	(51.5)%	78.3%	26.8%
Total supplemental combined revenues	$4,051.2	$3,741.4	8.3%	(2.0)%	10.3%	0.8%	11.1%

Adjusted EBITDA consists of net income before interest expense, net, provision for income taxes and depreciation and amortization and eliminates (i) certain non-operating income or expense and (ii) impacts of certain non-cash, unusual or other items that are included in net income that the Company does not consider indicative of its ongoing operating performance.
The following table sets forth a reconciliation of Adjusted EBITDA to net income (in millions):

Fiscal Year Ended
January 1, 2023(a)
Net income	$548.7
Depreciation and amortization	283.6
Interest expense, net	75.7
Provision for income taxes	187.2
Unwind inventory fair value adjustment	60.6
Loss on extinguishment of debt	24.0
Employee compensation charges and other costs	3.7
Acquisition and integration costs	136.0
Derivative mark-to-market gain	(4.4)
EU medical device regulation transition costs	1.5
Loss (gain) on investments	5.8
Amortization of deferred cloud computing implementation costs	5.4
Tax indemnification expense	0.3
Change in fair value of acquisition contingencies	0.1
Impairment of long-lived assets	2.8
Adjusted EBITDA	$1,331.0
Ortho pre-combination Adjusted EBITDA	212.5
Supplemental combined Adjusted EBITDA	$1,543.5

Supplemental combined revenues	$4,051.2
Supplemental combined Adjusted EBITDA margin	38.1%
(a) Adjusted EBITDA includes Ortho activities from May 27, 2022 through January 1, 2023.

Adjusted net income consists of net income before amortization and the elimination of (i) non-operating income or expense and (ii) impacts of certain non-cash, unusual or other items that are included in net income that the Company does not consider indicative of its ongoing operating performance.
The following table sets forth a reconciliation of Adjusted net income, supplemental combined adjusted net income and supplemental combined adjusted diluted earnings per share (“EPS”) to net income (in millions, except per share amounts):

	Fiscal Year Ended
	January 1, 2023(a)	Diluted EPS	January 2, 2022	Diluted EPS
Net income	$548.7	$9.56	$704.2	$16.43
Adjustments:
Amortization of intangibles	132.5		27.4
Acquisition and integration costs	136.0		9.6
Unwind inventory fair value adjustment	60.6		—
Loss on extinguishment of debt	24.0		—
Incremental depreciation on PP&E fair value adjustment	10.5		—
Non-cash interest expense for deferred consideration	2.9		4.6
Amortization of deferred cloud computing implementation costs	5.4		3.7
Derivative mark-to-market gain	(4.4)		—
Loss (gain) on investments	5.8		(1.5)
Employee compensation charges and other costs	3.7		—
EU medical device regulation transition costs	1.5		—
Change in fair value of acquisition contingencies	0.1		0.2
Impairment of long-lived assets	2.8		—
Income tax impact of adjustments	(76.8)		(9.5)
Discrete tax items	2.4		—
Adjusted net income	$855.7	$14.91	$738.7	$17.22
Ortho pre-combination adjusted net income	77.2		188.7
Supplemental combined adjusted net income	$932.9	$13.80	$927.4	$13.60
Weighted-average shares outstanding - diluted		57.4		42.9
Weighted-average shares outstanding - diluted - supplemental combined		67.6		68.2
(a) Adjusted net income includes Ortho activities from May 27, 2022 through January 1, 2023.

QuidelOrtho™

QUIDELORTHO CORPORATION
9975 SUMMERS RIDGE ROAD
SAN DIEGO, CA 92121

**SCAN TO VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 15, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V00916-P83649 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**QUIDELORTHO CORPORATION**

**The Board of Directors recommends you vote FOR the following director nominees:**

| For All | Withhold All | For All Except |
|---|---|---|
| ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____________________________

1. Election of Directors: To be elected for terms expiring in 2024.

**Nominees:**

01) Douglas C. Bryant
02) Kenneth F. Buechler, Ph.D.
03) Evelyn S. Dilsaver
04) Edward L. Michael
05) Mary Lake Polan, M.D., Ph.D., M.P.H.
06) Ann D. Rhoads
07) Robert R. Schmidt
08) Christopher M. Smith
09) Matthew W. Strobeck, Ph.D.
10) Kenneth J. Widder, M.D.
11) Joseph D. Wilkins Jr.
12) Stephen H. Wise

**The Board of Directors recommends you vote FOR the following proposal:**

| | For | Against | Abstain |
|---|---|---|---|
| 2. To approve, on an advisory basis, the compensation of QuidelOrtho's named executive officers. | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote 1 YEAR on the following proposal:**

| | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| 3. To hold a non-binding advisory vote on the frequency of future advisory votes on the compensation of QuidelOrtho's named executive officers. | ☐ | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR the following proposal:**

**NOTE:** To transact such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

V00917-P83649

**QUIDELORTHO CORPORATION**
**Annual Meeting of Stockholders to be held on May 16, 2023**
**This proxy is solicited by the Board of Directors**

The undersigned stockholder of QUIDELORTHO CORPORATION, a Delaware corporation, revoking any proxy previously given, hereby appoints Douglas C. Bryant, Joseph M. Busky and Phillip S. Askim, and each of them individually, as proxies and attorneys-in-fact, each with full power of substitution and revocation, to vote all of the shares of QUIDELORTHO CORPORATION Common Stock that such stockholder is entitled to vote at the Annual Meeting to be held on Tuesday, May 16, 2023, at 8:30 a.m., Pacific Time, virtually at www.virtualshareholdermeeting.com/QDEL2023 and any postponements or adjournments of such meeting, as set forth on the reverse side of this card, and in their discretion upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT, "FOR" EACH OF PROPOSALS 2 AND 4, "1 YEAR" ON PROPOSAL 3 AND AT THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER(S) THAT PROPERLY COME(S) BEFORE THE MEETING, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. IN THE EVENT THAT ANY OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY CARD ARE UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE, THE SHARES REPRESENTED BY THE PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.**

**IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE**